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EXHIBIT 4.3

SHAREHOLDERS AGREEMENT

Dated as of October 17, 2002

By and among

TELEFÓNICA MÓVILES, S.A.,

PORTUGAL TELECOM, SGPS, S.A.,

PT MÓVEIS, SGPS, S.A.,

and

BRASILCEL B.V.,

in relation to

BRASILCEL B.V.

        Pages where confidential treatment has been requested are stamped 'Confidential Treatment Requested and the Redacted Material has been separately filed with the Commission', and the confidential section has been marked with a star (*).

7.3	GAAP	30
7.4	Annual Budget	30
7.5	Books of Account	30
7.6	Reasonable Access	31
7.7	*	31
7.8	Financial Services	31
8	NON-COMPETITION AND BUSINESS OPPORTUNITIES	31
8.1	Non-compete	31
8.2	Wireless Business Opportunities	31
9	INTEREST IN NEW ACQUISITIONS AND FURTHER INTERESTS IN WIRELESS PROPERTIES	31
9.1	Acquisition of Interests in New Acquisitions and Further Interests	31
10	CONFIDENTIALITY	32
10.1	Confidential Information	32
10.2	Use and Disclosure	32
10.3	Duties of the Receiving Party	32
10.4	Exclusions	32
11	TERMINATION	33
11.1	Termination	33
11.2	Survival of Obligations and Liabiliies	33
12	COVENANTS, REPRESENTATIONS AND WARRANTIES, REGISTRATION	34
12.1	Covenants, Representations and Warranties of the Shareholders and the Company	34
12.2	Survival of Covenants, Representations and Warranties	34
12.3	Shareholders' Register	34
12.4	Consent by the Company	34
13	GOVERNING LAW AND SETTLEMENT OF DISPUTES	34
13.1	Governing Law	34
13.2	Arbitration	34
14	COMMUNICATIONS	35
14.1	Communications	35
15	MISCELLANEOUS PROVISIONS	36
15.1	Entire Agreement	36
15.2	Modification and Amendment; Indexation	36
15.3	Waiver	37
15.4	Survival of Provisions	37
15.5	Exclusive Benefit of the Parties and the Company	37
15.6	Bona fide	37
15.7	Penalty and delay interest	37
15.8	Counterparts	38
15.9	Language	38
15.10	Period of Time	38
15.11	General Interpretation	38
15.12	No Partnership	38
15.13	Severability	38
15.14	Taxes and Expenses	39
15.15	IPO	39
15.16	Public Announcements	39
15.17	Joint and Several	39
16	DEFINITIONS	40
16.1	Definitions	40
*
Confidential treatment requested and redacted material has been separately filed with the Commission

THIS AGREEMENT is made as of October 17, 2002 by and among:

TELEFÓNICA MÓVILES, S.A., a corporation duly organized, existing and established in accordance with the laws of the Kingdom of Spain ("Spain"), with head offices at Goya 24, Madrid, Spain, represented herein in accordance with its bylaws ("TEM");

PORTUGAL TELECOM, SGPS, S.A., a corporation duly organized, existing and established in accordance with the laws of Portugal ("Portugal"), with head offices at Av. Fontes Pereira de Melo, 40, 11o andar, Lisbon, Portugal, represented herein in accordance with its bylaws ("Portugal Telecom");

PT MÓVEIS, SGPS, S.A., a corporation duly organized, existing and established in accordance with the laws of Portugal, with head offices at Av. 5 de Outubro, 208, 4o andar, Lisbon, Portugal, represented herein in accordance with its bylaws ("PT Móveis");

and

BRASILCEL B.V., a private company with limited liability duly organized, existing and established in accordance with the laws of the Netherlands, with corporate seat at Strawinskylaan 3105 (1077 ZX), Amsterdam, the Netherlands, represented herein in accordance with its articles of association (the "Company").

Capitalized terms used herein shall have the meaning ascribed to them in Section 16 hereto, elsewhere in this Agreement or in the Subscription Agreement (as defined below). For the avoidance of doubt, in the event of any conflict between capitalised terms used and defined in this Agreement and capitalised terms defined in the Subscription Agreement, then for purposes of this Agreement, the definitions in this Agreement shall prevail. Where any term is used in this Agreement, but defined in the Subscription Agreement, the termination of the latter agreement shall not affect such definition.

RECITALS

(A)
WHEREAS, Portugal Telecom, PT Móveis and TEM, among others, in accordance with the terms of a certain Joint Venture Agreement dated January 23, 2001 (the "Joint Venture Agreement"), entered into a certain Subscription Agreement dated the date hereof (the "Subscription Agreement"), and agreed to use the Company and to subscribe for all of the Company Shares with all of their properties now or hereafter used in connection with the operation of the Wireless Business, including the Interest in Wireless Properties and the Global Telecom Interest listed in Exhibit I hereto as well as any Interest in New Acquisitions and any Further Interest in Wireless Properties plus, when applicable, cash and other Liquid Assets, as set forth in the Subscription Agreement;

(B)
WHEREAS, the Parties desire to promote their mutual interest by agreeing to certain matters, among others, relating to the operation and management of the Company and the disposition of the Company Shares;

(C)
WHEREAS, the Parties commit to comply and to cause the Company to comply with this Agreement;

(D)
NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the Parties do hereby agree as follows:

SECTION 1   SHARE CAPITAL AND BUSINESS OF THE COMPANY

1.1   Share Capital and General Share Premium Reserve

(a)
The issued share capital of the Company, in the amount of Euro 18,000 (eighteen thousand) on the date hereof, consists of 18,000 (eighteen thousand) Company Shares, with a nominal value of

  Euro 1 (one Euro) each, divided between the Shareholders in the proportion of 50% (fifty percent) to each Group as follows:

(i)	TEM:	9000 (nine thousand) Company Shares;
(ii)	PT Móveis:	8999 (eight thousand nine hundred ninety nine) Company Shares; and
(iii)	Portugal Telecom:	1 (one) Company Share.
(b)
The Shareholders further agree to procure that the Company establishes a general share premium reserve for the benefit of all Shareholders in proportion to their shareholding interest in the Company at any time (the "General Share Premium Reserve").

(c)
The Shareholders undertake to take all necessary actions to transform the corporate nature of the Company from a private company with limited liability (besloten vennootschap) into a limited liability company (naamloze vennootschap) under the laws of the Netherlands. The Shareholders shall further take such actions under applicable Netherlands law as may be necessary to ensure that the organisational documents of the Company, including the Articles of Association, at all times conform in all respects with Netherlands law and any other applicable laws and regulations and executed in such a manner so as to permit the Company to fully comply with this Agreement.

(d)
As between the Shareholders, the provisions of this Agreement and the Subscription Agreement take precedence over any provision of the Articles of Association to the extent such provision conflicts with this Agreement or the Subscription Agreement.

1.2   Company Growth Principles

(a)
The Shareholders agree that the Company shall be the vehicle used for the development of all the Wireless Business of the Groups in Brazil. Consequently, the Shareholders undertake to contribute or to procure that the relevant members of their respective Group transfer to the Company, and to procure that the Company acquires, their Wireless Properties and any Interest in a New Acquisition acquired directly by either Group, on the terms and conditions set forth in this Agreement and in the Subscription Agreement.

(b)
The Shareholders also agree:

(X)
not to prevent the Company from acquiring or developing, as the case may be, any new Wireless Business, proposed by any or both Groups, provided that the acquisition or development of the new business meets some of the following criteria:

(i)
expands footprint in Brazil;

(ii)
enhances the Company's market share or subscriber base;

(iii)
allows for an increase in marketing, technological or operational efficiency;

(iv)
enhances the platform for growth and profitability;

(v)
allows for leveraging on management skills and know-how; or

(vi)
provides a smooth transition to new products and services;

      provided that all the new business to be acquired or developed, as the case may be, must enhance shareholder value as demonstrated by an independent analysis from time to time; and

  (Y)
  that:

  (i)
  *; and

*
Confidential treatment requested and redacted material has been separately filed with the Commission

    (ii)
    *,
(c)
The Shareholders also agree that the Company's investments will be funded in accordance with Section 7 hereto.

1.3   Scope of Business of the Company; Synergies

(a)
The Shareholders confirm their objective to build the leading wireless and mobile telephone venture in Brazil by operating solely through the Company and otherwise to take, or refrain from taking, any actions in such a manner to permit the Company to fully comply with the Company Growth Principles.

(b)
The Shareholders also agree that one of the main objectives of the joint venture is to achieve synergies by working together for the development of the Wireless Business of the Company (the "Synergies").

(c)
*

(d)
*

1.4   Actions relating to Company Shares

  Each Shareholder agrees and shall procure that all actions taken by it in relation to any Company Shares now or hereafter owned by it (or any of its Affiliates) shall be subject to and taken in accordance with the terms of this Agreement.

1.5   Exercise of Voting Rights

  Each Shareholder agrees to exercise its voting rights on the Company Shares in such a manner as to allow the other Shareholders to exercise their rights and perform their obligations under this Agreement and the Subscription Agreement. The Shareholders in the PT Group shall always exercise their voting rights on the Company Shares unanimously and the Shareholders in the TEF Group shall always exercise their voting rights on the Company Shares unanimously. Wherever this Agreement or the Subscription Agreement contains a provision placing an obligation on a Group, the Shareholders which are members of such Group shall be obliged to procure the performance of such obligation.

*
Confidential treatment requested and redacted material has been separately filed with the Commission

SECTION 2   BOARD OF DIRECTORS

2.1   Governance Principles

(a)	The Shareholders agree that, subject to applicable laws, the Articles of Association and this Agreement, the Board of Directors shall be responsible for the management of the Company. The Shareholders further agree that the Company and the Wireless Business of the Company shall be managed in the spirit of a 50 - 50 (fifty—fifty) joint venture, subject to the exceptions set forth in this Agreement with respect to the dilution below certain levels of each Group's Interest in the total issued and outstanding share capital of the Company. The Shareholders agree that the management of the Company shall be professional, oriented to obtaining results and excellence in the performance of the Company's activities and in compliance with the Company Growth Principles.
(b)	(i)
Each Shareholder agrees not to (nominate to) appoint any individual or entity which may directly or indirectly be related to, employed or retained by another telecommunications operator or any Person who directly or indirectly competes with the Company and the Subsidiaries in Brazil (a "Conflicted Person") as its representatives for the Shareholders Meeting, in the Board of Directors or in the board of directors of any of the Subsidiaries, or to any managerial or official position in the Company or in any of the Subsidiaries, or to any other business relationship with the Company or any of the Subsidiaries.
(ii)
The restriction as set forth in Section 2.1(b)(i) above, agreed upon for the benefit of the other Group, will not apply if the other Group has consented in writing to the Person that would qualify as Conflicted Person being involved in the management of, or having access to information concerning, the Company or the Subsidiaries.
(iii)
Prior to the (nomination for) appointment of each individual or entity to a position referred to in Section 2.1(b)(i) above, the relevant Group shall provide the other Group with such details of the individual or entity as are reasonably necessary to enable the latter Group to determine whether the individual or entity is, in its reasonable judgement, a Conflicted Person. Unless, within 15 (fifteen) days of receipt by the latter Group of such details, said Group objects to the appointment of the individual or entity on the grounds that same is a Conflicted Person, the relevant Group may proceed with the (nomination for) appointment of such individual or entity to the aforementioned position.
(iv)
Notwithstanding Section 2.1(b)(iii) above, in the event that in the reasonable judgement of a Group, any individual or entity appointed (pursuant to the nomination) by the other Group falls within the definition of a Conflicted Person and therefore is subject to the restriction set forth in this Section 2.1(b)(i), such other Group shall immediately thereafter use its best efforts to procure that the restrictions are observed, that the Conflicted Person is removed from any position or function being performed and that any other measure is implemented by such other Group and the Company that might be appropriate to prevent access to the Confidential Information by the Conflicted Person.

2.2   Composition of the Board of Directors

(a)
The Company shall have a Board of Directors composed of 12 (twelve) members each Director having a term in office of 3 (three) years, re-election being permitted. Subject to the provisions of Sections 2.12 and 6 hereto, each of the TEF Group and the PT Group shall have the right to make binding nominations to appoint 6 (six) Directors, provided that at least 3 (three) of each such 6 (six) Directors shall be required to be resident in the Netherlands.

(b)
Each of the Shareholders agrees to exercise its voting rights in the relevant Shareholders Meeting to appoint the Directors nominated by each of the TEF Group and the PT Group in terms of Section 2.2(a) above. In the event of a vacancy in the Board of Directors (including, without limitation, as a result of removal), the replacement member shall be nominated by binding nomination of the Shareholder's Group which nominated the Director being replaced, for the period left to complete the relevant term in office. A Shareholder may require the suspension, removal or replacement of a Director nominated by that Shareholder's Group at any time and for any reason. Each Shareholder in a Group shall have the right to require the suspension or removal of a Director nominated by the Shareholders in the other Group, provided that this is for Just Cause. The Shareholder requesting the replacement of a Director shall deliver a notice to the other Shareholders which shall contain the request to replace the relevant Director and in the event that such Director was nominated by the other Group a description of the relevant Just Cause. Provided that the Just Cause as stated in such notice is accepted by the other Shareholders, a Shareholders Meeting shall be held within 30 (thirty) days of the receipt of such notice to replace the relevant Director. Subject to the mandatory provisions of any applicable law, and more particularly Netherlands employment law, each of the TEF Group, the PT Group and the Company, as the case may be, shall procure that the terms and conditions upon which Directors are appointed in terms of the provisions of this Section 2.2, shall be such that the Directors will not have the right to indemnification in the event of suspension or removal from their duty as Directors.

2.3   The Chairman and the Vice-Chairman of the Board of Directors

(a)
The Board of Directors shall have a Chairman (the "Chairman") and a Vice-Chairman (the "Vice-Chairman"). The TEF Group shall designate by binding nomination the Chairman and the PT Group shall designate by binding nomination the Vice-Chairman. The Chairman and the Vice-Chairman shall be selected among the Directors then in office, for a term of 3 (three) years (or, if shorter, the selected Director's remaining term in office as Director), re-election being permitted. The first election of the Chairman and Vice-Chairman shall take place at the first meeting of the Board of Directors after its election at a Shareholders Meeting, and such Board of Directors meeting shall occur as soon as practicable after the date of the Shareholders Meeting that so elected the Board of Directors.

(b)
Without prejudice to other matters provided for under Netherlands law, or in the Articles of Association, or expressly established by the Shareholders, or this Agreement, the Chairman shall have the following powers and duties:

(i)
to call the Shareholders Meetings and the Board of Directors meetings whenever deemed necessary or at the binding request of any Director and to prepare the list of matters to be discussed at such meetings, which list shall also include such matters as may be proposed by a Director;

(ii)
to ensure that the decisions taken at the Shareholders Meetings and at the Board of Directors meetings are properly implemented; and

(iii)
to chair the Shareholders Meetings and the Board of Directors meetings.

(c)
In the absence of the Chairman, the Vice-Chairman shall succeed the Chairman with regard to the performance of the powers and duties of the Chairman as established herein.

(d)
In the event of a vacancy in the position of Chairman or Vice-Chairman (including, without limitation, as a result of removal), the replacement member shall be nominated among the Directors by binding nomination of the Group which nominated the Chairman or the Vice-Chairman (as the case may be) such replacement member being replaced for the period left to complete the relevant term in office. A Group may require the suspension, removal or replacement of the Chairman or Vice-Chairman nominated by that Group at any time and for any reason by delivering written notice thereof to the other Group.

(e)
Neither the Chairman nor the Vice-Chairman shall have a casting vote in the event of a tie vote at a meeting of the Board of Directors.

2.4   Meetings of the Board of Directors

(a)
The Board of Directors shall hold meetings on a regular basis, but at least once every quarter and, on an extraordinary basis, whenever called by the Chairman in accordance with Section 2.3(b)(i) above. The quorum for a meeting of the Board of Directors shall be 7 (seven) Directors. Directors shall participate at Board of Directors meetings (i) in person, provided that an absent Director may be represented at any such meeting by proxy granted by the absent Director to any other Director who was appointed pursuant to a binding nomination of the Group which nominated the absent Director, or (ii) by conference call or video conference, provided that each participant has the ability to hear and speak to each other participant.

(b)
Unless all of the Directors are present, or those absent have expressly waived notice, no meeting of the Board of Directors shall be validly convened unless at least 3 (three) Business Days prior written notice thereof, specifying the matters to be discussed at the meeting, shall have been given to all of the Directors. Notice of such meetings may be given by letter sent by fax or by e-mail.

2.5   Place of the Board of Directors' Meetings

  Meetings of the Board of Directors shall be held at the registered office of the Company in the Netherlands, or at such other place as agreed among its members.

2.6   Board of Directors Decisions

(a)
The Board of Directors shall decide on those matters as provided by applicable law, or expressly provided for in the Articles of Association, or expressly determined by the Shareholders from time to time. Any resolution of, or proposal to the Shareholders Meeting by the Board of Directors, shall require the affirmative vote of a simple majority of Directors present or represented at the relevant Board of Directors meeting, provided that:

(X)
(i)    for as long as the PT Group and the TEF Group each hold an Interest of at least 40% (forty percent) in the Company's total issued and outstanding share capital (except if such decrease in the participation in the Company derives from a Transfer of Company Shares) and (ii) in the case where a Group's Interest is diluted to less than 40% (forty percent) due to a capital increase by the Company, during the 6 (six) month period following the occurrence of the relevant Dilution Event Below 40% (forty percent) (subject to Section 2.6 (c) below), the affirmative vote shall be required of at least one Director nominated by each of the PT Group and TEF Group,

(Y)
subject to Section 2.6(a)(Z) below, the following matters shall require the affirmative vote of at least 7 (seven) Directors:

(i)
a proposal to the Shareholders Meeting to adopt a Shareholders' resolution for the issuance of Company Shares and the determination of the conditions of such issuance, including price, type and class of the shares to be issued;

(ii)
a proposal to the Shareholders Meeting to adopt a Shareholders' resolution for the reduction of the Company's share capital or for the reorganisation, merger, de-merger or consolidation of the Company and/or any of the Subsidiaries (where applicable, such proposal to also address the appointment of the COO of the surviving entity or entities (as the case may be), as well as appropriate adjustments to be made to the division of assets on Liquidation in terms of Section 4.3 below and the exercise of the Put in the case of a Change of Control pursuant to Section 5.6 below);

    (iii)
    a proposal to the Shareholders Meeting to adopt a Shareholders' resolution for the amendment of the Articles of Association or for a change in the corporate nature of the Company;

    (iv)
    any important decision about branding and technology, as adopted by the Company and the Subsidiaries;

    (v)
    without detracting from Sections 2.8 and 2.9 below, any appointment, amendment to the terms of appointment of or proxies granted to, suspension or removal of the secretary to the Board of Directors, any Officers or other members of senior management of the Company or any of the Subsidiaries;

    (vi)
    a proposal to the Shareholders Meeting to adopt a Shareholders' resolution for adoption of the consolidated annual accounts of the Company and its Subsidiaries;

    (vii)
    a proposal to the Shareholders Meeting to adopt a Shareholders' resolution for the dissolution or liquidation of the Company, other than as set forth in Section 4 below;

    (viii)
    the acquisition or disposal by the Company, of any material assets, including, without limitation, any Interest in a Subsidiary or a New Acquisition which is not a Subsidiary, without detracting from the applicable provisions under the Subscription Agreement;

    (ix)
    a proposal to the Shareholders Meeting to adopt a Shareholders' resolution for the declaration and/or payment of dividends or other distributions by the Company;

    (x)
    adoption or amendment of the annual Business Plan and the Annual Budget;

    (xi)
    any increase or decrease with respect to the borrowing of amounts set forth in the annual Business Plan, the execution of any amendment to any loans or other borrowing facilities of the Company, and the creation of any security interest on the current and/or future assets of the Company or the granting of any guarantees to any Person whatsoever; and

    (xii)
    any instruction to the Company's legal representatives as to how to exercise the Company's voting rights at the shareholders meetings and meetings of the board of directors of each Subsidiary (and any other similar corporate bodies thereof), as necessary to procure compliance with the aforementioned items; and

  (Z)
  for as long as the PT Group and the TEF Group each hold an Interest of at least 10% (ten percent) in the Company's total issued and outstanding share capital (except if such decrease in the participation in the Company derives from a Transfer of Company Shares):

  (i)
  the acquisition by the Company of any Interest in an entity which is not a Wireless Business shall require the affirmative vote of at least 1 (one) Director nominated by each of the PT Group and the TEF Group;

  (ii)
  the execution of any related party agreement between the Company and either of the Groups shall require the approval by an internal audit committee to be created by the Board of Directors, provided that such approval shall not be denied, or withheld in the event that the relevant related party agreement is on arms-length terms and conditions; or

  (iii)
  the proposal to the Shareholders Meeting to adopt a Shareholders' resolution for any change in the purpose or scope of business of the Company shall require the affirmative vote of at least one Director nominated by each of the PT Group and the TEF Group, provided that the PT Group shall have no rights under this Section 2.6(a)(Z) during the period commencing on the date on which the PT Group is diluted to holding an Interest of less than 40% (forty percent) in the Company's total issued and outstanding share capital and ending on the date on which the PT Group Put is no longer exercisable with respect to such Dilution Event Below 40% (forty percent).

(b)
With respect to matters contemplated in Section 2.6(a) above, it is expressly agreed by the Shareholders that they shall procure that the Board of Directors and the Shareholders Meeting shall affirmatively vote on such matters so as to permit (i) the Company to achieve the Company Growth Principles (provided that, if the Directors nominated by a Group vote on a bona fide basis against the acquisition of an Interest in a New Acquisition and, subsequent thereto, in terms of an arbitration decision pursuant to Section 10 of the Subscription Agreement, it is determined that said acquisition is within the Company Growth Principles, no penalty (as referred to in Section 15.7 below) shall attach to the relevant Group or the Directors who voted against the acquisition, provided further that said Group shall, and shall procure that the Directors nominated by it shall, following the arbitration decision, vote in favour of the transfer to the Company of the relevant Interest in the relevant New Acquisition, if applicable, (ii) a Group to increase its Interest in the Company's total issued and outstanding share capital pursuant to Section 6.1, 6.2, and 6.3 below, and (iii) each Shareholder to exercise its rights and perform its obligations set out in this Agreement.

(c)
Without detracting from the provisions set forth in Sections 6.1, 6.2 and 6.3 below, the non-diluted Group may in its sole discretion decide to grant an additional period to the diluted Group during which such diluted Group may maintain its corporate governance rights in accordance with this Section 2.

2.7   Secretary and Minutes of the Board of Directors

  The secretary to the Board of Directors shall be nominated and appointed by the Board of Directors and shall keep minutes of all matters discussed and actions taken at any Board of Directors meeting. Such minutes shall be distributed to all the Directors by such secretary within the 10 (ten) Business Days following each Board of Directors meeting unless agreed otherwise by the Board of Directors from time to time. The minutes shall be signed for approval by the Chairman, Vice-Chairman and the secretary to the Board of Directors. The secretary to the Board of Directors shall not be a Director of the Company and may or may not be an employee of the Company.

2.8   Officers

(a)
Without detracting from Section 2.1 above, the Company shall be represented on a day to day basis by the Officers in accordance with Section 2.9, which shall include, at least: (i) a Chief Executive Officer ("CEO"); (ii) a Chief Financial Officer ("CFO"), (iii) 1 (one) Chief Operating Officer ("COO") for each of the Subsidiaries, and (iv) the general counsel of the Company, who shall be responsible for all legal matters relating to the Wireless Properties and New Acquisitions and will be nominated and appointed by the Board of Directors, it being agreed that Mr. Francisco Padinha shall be the first CEO, Mr Fernando Abella shall be the first CFO and Mr. Evandro P. Kruel shall be the first general counsel of the Company. The Officers shall not be Directors of the Company and may or may not be employees of the Company. The Shareholders agree that, for the positions of Officers, there shall be necessarily appointed recognized professionals with a background and experience suitable to their duties and, whenever applicable, with proven technical/managerial skills.

(b)
The CEO shall be appointed by the Board of Directors upon the binding nomination of the PT Group and shall report to the Board of Directors. The CFO shall be appointed by the Board of Directors upon the binding nomination of the TEF Group and shall report to the Board of Directors.

(c)
(i)    Each of the COO's of each Subsidiary (other than Subsidiaries which have not been contributed by one or both of the Groups), shall be appointed as an Officer by the Board of Directors upon the binding nomination of the Group transferring the Contribution to the Company or, if the Contribution is transferred to the Company by both Groups, by the Group which controlled such Subsidiary (being the Group holding the highest voting Interest in the Subsidiary at the time of transfer to the Company of the Contribution, or, if both Group's have the same voting Interest, the Group which first acquired an Interest in the Subsidiary), the Company and the Groups undertaking to procure that such nominated person be appointed as COO of the relevant Subsidiary. The COO's shall report to the CEO.

(ii)
The COO's (and their replacement from time to time) of each Subsidiary which has not been contributed by one or both of the Groups, shall be nominated and appointed by the Board of Directors.

(d)
Each of the TEF Group and the PT Group may require the suspension or removal of an Officer nominated by that Group at any time and for any reason by delivering written notice thereof to the Company and the other Group, provided that each first COO appointed pursuant to Section 2.8(c)(i) shall not, within the first 12 (twelve) months from the date on which the respective Contribution is transferred to the Company, be removed by the Group that nominated it without Just Cause.

(e)
The CEO, the CFO and each COO appointed pursuant to Section 2.8(c)(i), shall be suspended or removed upon the request of the Group that did not nominate it only if a Just Cause occurs.

(f)
In the event of a vacancy in the position of CEO, the replacement CEO shall be appointed by the Board of Directors upon the binding nomination of the PT Group. In the event of a vacancy in the position of CFO, the replacement CFO shall be appointed by the Board of Directors upon the binding nomination of the TEF Group. In the event of a vacancy in the position of a COO, the replacement COO shall be appointed by the Board of Directors upon the binding nomination of the relevant Group referred to in Section 2.8(c)(i) above. In the event of a vacancy in the position of any other Officer, the replacement Officer shall be nominated and appointed by the Board of Directors.

(g)
Each of the TEF Group and the PT Group shall procure that each Director appointed pursuant to its binding nomination shall exercise its voting rights in the relevant Board of Directors meeting to allow each Group to exercise its rights under this Agreement.

2.9   Performance of the Officers

  The Officers shall be vested with the powers of management and representation of the Company as set forth by the Board of Directors in written proxies to be deposited with the relevant trade registry. The Board of Directors shall procure that such powers shall be exercised in accordance with said powers of attorney, the provisions of this Agreement, the provisions of the Subscription Agreement, the resolutions of the Shareholders Meetings and of the Board of Directors meetings, the Business Plan, the Articles of Association and applicable law.

2.10 Meetings of the Officers

  The Officers shall hold meetings, on a regular basis, but at least once every 30 (thirty) days, and, on an extraordinary basis, whenever called by any of the Officers, it being incumbent upon the CEO to establish the agenda for such meetings.

2.11 Subsidiary Governance

(a)
The Company shall procure that, at any shareholders meeting or meeting of the board of directors (or other similar corporate bodies) of the Subsidiaries, each individual acting as its representative in such meeting votes in accordance with the instructions given by the Board of Directors from time to time. To this effect the Parties shall procure that the Board of Directors duly decides in advance on such instructions to be given to the representatives.

(b)
The parties agree that (i) New Acquisitions and Wireless Properties shall not be required to be kept and maintained as separate legal entities, and (ii) New Acquisitions and Wireless Properties may merge, consolidate or amalgamate, either between them or with any other Person, before or after the transfer to the Company of the Interest acquired in the New Acquisition or Wireless Property, as the case may be, provided that, prior to any of the same occurring and as a condition precedent thereto, the Board of Directors shall approve such action in accordance with Section 2.6(a)(Y)(ii) above and the Parties, after a non-binding proposal submitted by the Board of Directors, shall be required to agree in each specific case on the appropriate adjustments to be made to the division of assets on liquidation of the Company in terms of Section 4.3 below and to the Put in Section 5.6 below).

2.12 Effects of Dilution on the Provisions of this Section 2

(a)
The Shareholders agree that the right of:

(i)
the TEF Group to nominate by binding nomination (A) 6 (six) members of the Board of Directors; (B) the CFO of the Company and (C) the COO's of certain Subsidiaries as set forth in Section 2.8 above; and

(ii)
the PT Group to nominate by binding nomination (A) 6 (six) members of the Board of Directors; (B) the CEO of the Company and (C) the COO's of certain Subsidiaries as set forth in Section 2.8 above,

  subject to Section 2.12(e) below, shall remain in full force until any Group is diluted as a consequence of a capital increase by the Company to an Interest in the Company lower than 40% (forty percent) of the Company's total issued and outstanding share capital, and shall continue to apply until an additional period of 6 (six) months has elapsed calculated from the later of (i) the date of such dilution or (ii) the date that this Section 2.12 becomes effective.

(b)
Should the aforementioned 6 (six)- month period elapse and the diluted Group fails to increase its Interest in the Company's total issued and outstanding share capital, pursuant to Section 6 below, to a level at or above 40% (forty percent) of the Company's total issued and outstanding share capital, such diluted Group shall, within 15 (fifteen) days from the delivery of a written notice by the other Group to the Company and the diluted Group:

(i)
remove a proportionate number of the Directors nominated by it to the Board of Directors by causing such Directors to deliver their resignation letters to the Company (with a copy to the other Group), in which case the Shareholder belonging to the diluted Group shall exercise its voting rights in the relevant Shareholders Meeting to appoint the replacement Directors nominated by binding nomination of the non-diluted Group. For purposes of the foregoing, the proportionate number of Directors shall be calculated as follows, based on the percentage of Company Shares which a Group holds in the total issued and outstanding share capital of the Company:

0 (zero)%-9 (nine) % :	no Directors;
10 (ten)%-19 (nineteen) % :	2 (two) Directors;
20 (twenty)%-39 (thirty nine) % :	4 (four) Directors;
40 (forty)%-60 (sixty) % :	6 (six) Directors;
61(sixty one)%-80 (eighty) % :	8 (eight) Directors;
81 (eighty one)%-90 (ninety) % :	10 (ten) Directors;
91 (ninety one)%-100 (one hundred) % :	12 (twelve) Directors,
(decimal amounts to be rounded up or down to the nearest whole number);
  (ii)
  cause the CEO (in the case of the PT Group) or the CFO (in the case of the TEF Group) (as the case may be) and all of the COO's nominated by the diluted Group, to resign from their offices, in which case the diluted Group agrees to take such action as is necessary to appoint to those positions new Officers nominated by binding nomination of the non-diluted Group.

(c)
If the diluted Group increases its Interest in the total issued and outstanding share capital of the Company to 50% (fifty percent) (but not less than 50% (fifty percent), such diluted Group shall be entitled to restate such corporate governance rights as of the date its Interest in the Company's total issued and outstanding share capital is so increased.

(d)
The Shareholders agree that this Section 2.12 shall become effective on the earlier of the following:

(i)
after the Balance Closing; and

(ii)
without detracting from Section 3.1.1(a) of the Subscription Agreement, after any of the Balance Capital Contributions have been transferred to the Company by only one of the Groups, provided that the relevant regulatory constraints have been removed and accordingly all the Balance Capital Contributions could have been transferred by both Groups to the Company.

(e)
Without detracting from the provisions as set forth in Sections 6.1, 6.2 and 6.3 below, the non-diluted Group may at its sole discretion decide to grant an additional period to the diluted Group during which such diluted Group may maintain its corporate governance rights in accordance with Section 2.

2.13 Representation of the Company

  Only (i) the Board of Directors acting in accordance with a resolution validly passed by it, and (ii) the Person or Persons duly empowered through a valid power of attorney approved by the Board of Directors in writing; will have the authority to represent the Company.

SECTION 3   SHAREHOLDERS MEETINGS AND RIGHTS

3.1   Shareholders Meetings

  Shareholders Meetings shall take place at the registered office of the Company in the Netherlands or at such other place as permitted by the Articles of Association. The Shareholders agree that an annual Shareholders Meeting shall be held within the 4 (four) months following the closing of each fiscal year, but in any event prior to the earlier of the annual general meeting of any of the Shareholders following the closing of the same fiscal year, for the discussion, and adoption of the consolidated audited annual accounts of the Company and for the discharge of the Directors from liability for their management over the last financial year. Furthermore, special Shareholders Meetings may be held following the request of any of the Groups for the replacement of Directors in accordance with Section 2.2.(b) and 2.12.(b)(i) above, and whenever and insofar as the business of the Company so requires.

3.2   Call Procedure

  Shareholders Meetings may be called by the Chairman directly or at the written request of any of the Shareholders.

3.3   Chairing of Shareholders Meetings

  The Shareholders Meetings shall be presided over by the Chairman. In the event of absence or temporary impediment of the Chairman, the Shareholders Meeting shall be presided over by the Vice-Chairman, and in his absence, by a person elected by the Shareholders in attendance. The secretary to the Shareholders Meetings shall be the person acting as secretary to the Board of Directors, from time to time and in the absence or the temporary impediment of such secretary, by a person as elected by the Shareholders in attendance.

3.4   Shareholder Decisions

(a)
Each Company Share shall have attached to it the right to cast one vote.

(b)
In order to maintain the spirit of a 50-50 (fifty-fifty) joint venture, the Shareholders agree that, subject to Section 3.5 below:

(i)
save as otherwise required by applicable law, all shareholders' resolutions, including those matters in Section 2.6(a) (Y) above, which expressly provide for a Shareholders' resolution or Shareholders' approval, shall require the consensual approval by all of the Shareholders; and

(ii)
without detracting from Section 3.4 (b)(i) above, the quorum for a Shareholders Meeting shall be 1 (one) Shareholder from each of the TEF Group and the PT Group, represented by a duly authorised person, which may include a proxy;

(c)
Each Shareholder shall affirmatively vote so as to permit a Group to increase its Interest in the Company's total issued and outstanding share capital pursuant to Section 6.1, 6.2, and 6.3 hereto.

(d)
Each Shareholder shall exercise its voting rights in the corporate bodies of the Company in accordance with the Company Growth Principles, provided that, if the Shareholders of a Group vote on a bona fide basis against the acquisition of an Interest in a New Acquisition and, subsequent thereto, in terms of an arbitration decision pursuant to Section 10 of the Subscription Agreement, it is determined that said acquisition is within the Company Growth Principles, no penalty (as referred to in Section 15.7 below) shall attach to the relevant Group or any of the Shareholders within such Group who voted against the acquisition, provided further that the Shareholders of said Group shall, and shall procure that the Directors nominated by it shall, following the arbitration decision, vote in favour of the transfer to the Company of the contribution of the relevant Interest in a New Acquisition, as applicable.

(e)
The Parties agree that each Shareholder shall have pre-emptive rights to subscribe for newly issued Company Shares (or securities convertible into or exchangeable for Company Shares) in the proportion as may be required in order to maintain the same proportion of the Interest of each Shareholder in the voting and total issued and outstanding share capital of the Company immediately prior to any such issuance of new Company Shares.

3.5   Effects of Dilution on the Provisions of this Section 3

(a)	(i)	The requirement that the matters referred to in Section 3.4(b)(i) must be approved by consensus and the quorum requirement set out in Section 3.4(b)(ii) (collectively, the "Consensus Rule"), subject to Section 3.5(d) below, shall remain in full force until any Group is diluted as a consequence of a capital increase by the Company to an Interest in the Company lower than 40% (forty percent) of the Company's total issued and outstanding share capital, and shall continue to apply until an additional period of 6 (six) months has elapsed calculated from the later of (i) the date of such dilution, or (ii) the date that this Section 3.5 becomes effective.
(ii)
Should the diluted Group have failed within the aforesaid 6 (six)-month period to increase its Interest in the Company's total issued and outstanding share capital pursuant to Section 6 below, to a level at or above 40% (forty percent) of the Company's total issued and outstanding share capital, then upon receipt of a written notice from the other Group the Consensus Rule shall no longer apply. In such event, unless otherwise required by applicable law (X) the matters referred to in Section 3.4(b)(i) shall require the affirmative vote of a simple majority of votes cast, and (Y) the quorum for a Shareholders Meeting will be the presence (in person or by proxy) of Shareholders representing a majority of the issued and outstanding share capital of the Company.
(iii)
Notwithstanding the provisions of Sections 3.5(a)(i) and (ii) above, for as long as the PT Group and the TEF Group each hold an Interest of at least 10% (ten percent) in the Company's total issued and outstanding share capital (except if such decrease in the participation in the Company derives from a Transfer of Company Shares), any change in the purpose or scope of business of the Company or any merger with any entity which is not a Wireless Business shall require the affirmative vote of at least 1 (one) Shareholder from each of the PT Group and the TEF Group, provided that the PT Group shall have no rights under this Section 3.5.(a)(iii) during the period commencing on the date on which the PT Group is diluted to holding an Interest of less than 40% (forty percent) in the Company's total issued and outstanding share capital and ending on the date on which the PT Group Put is no longer exercisable with respect to such Dilution Event Below 40%.
(b)
If the diluted Group increases its Interest in the total issued and outstanding share capital of the Company to 50% (fifty percent), such diluted Group shall be entitled to restate the Consensus Rule as of the date its Interest in the Company's total issued and outstanding share capital is so increased.

(c)
The Shareholders agree that this Section 3.5 shall become effective on the earlier of the following:

(i)
after the Balance Closing; and

(ii)
without detracting from Section 3.1.1(a) of the Subscription Agreement, after any of the Balance Capital Contributions have been transferred to the Company by only one of the Groups, provided that the relevant regulatory constraints have been removed and accordingly all the Balance Capital Contributions could have been transferred by both Groups to the Company.

(d)
Without detracting from the provisions as set forth in Sections 6.1, 6.2 and 6.3 below, the non-diluted Group may in its sole discretion decide to grant an additional period to the diluted Group during which such diluted Group may maintain its corporate governance rights in accordance with Section 3.

SECTION 4   CELLULAR CHAIRMEN DEADLOCKS, WISE PERSONS PROCEDURE AND LIQUIDATION

4.1   Cellular Chairmen Deadlocks

(a)
If, after (i) the holding of good faith negotiations and (ii) discussions between the Shareholders or the Directors (as the case may be) in at least 2 (two) different meetings of the corresponding corporate body of the Company, any resolution to be passed or approval to be given by the Shareholders, or any resolution to be passed or proposal to be made by the Board of Directors (as the case may be) constituting a Cellular Chairmen Issue (as defined below), results in a deadlock (a "Cellular Chairmen Deadlock"), which deadlock shall also be considered to occur if the Shareholders Meeting or the Board of Directors cannot take place due to the absence of a quorum, then, at the request of any Shareholder, the Shareholders shall observe the following procedure to resolve such Cellular Chairmen Deadlock (the "Deadlock Resolution Procedure"):

(A)
Within 15 (fifteen) days from the date the Cellular Chairmen Deadlock occurred, the Shareholders shall refer such Cellular Chairmen Deadlock to the Chairmen of TEM and PT Móveis (the "Cellular Chairmen"), and shall cause the Cellular Chairmen to meet and hold good faith discussions to attempt to find a solution and to resolve the Cellular Chairmen Deadlock within the 15 (fifteen) days period thereafter, after consulting with their respective Group nominees in the Board of Directors. In holding such discussions, the Cellular Chairmen shall always make their determination based on the best interests of the Company in achieving and in compliance with the Company Growth Principles, and the basic principles underlying the ultimate goals of this Agreement and the Subscription Agreement.

(B)
In the event the Cellular Chairmen are unable to resolve the Cellular Chairmen Deadlock within said 15 (fifteen) days period, the Cellular Chairmen Deadlock will be submitted by the Shareholders and the Cellular Chairmen to the Chairmen (the "Group Chairmen") and the Chief Executive Officers (the "Group CEO`s") of Telefónica, and Portugal Telecom, who shall meet to attempt to find a final solution and resolve the Cellular Chairmen Deadlock. In their attempt to find a solution for the Cellular Chairmen Deadlock, the Group Chairmen and the Group CEO`s shall always make their determination based on the best interests of the Company in achieving and in compliance with the Company Growth Principles, and the basic principles underlying the ultimate goals of this Agreement and the Subscription Agreement.

(b)
In the event that, notwithstanding the efforts made by the Shareholders, the Cellular Chairmen, the Group Chairmen and the Group CEO`s, a Cellular Chairmen Deadlock remains unresolved for 90 (ninety) days calculated from the date on which the occurrence of such Cellular Chairmen Deadlock as set forth in Section 4.1.(a) has been notified by one of the Groups to the other Group, each Group shall be entitled during the 15 (fifteen) Business Days following the expiration of the aforesaid 90 (ninety) days period to (i) declare the existence of an irreconcilable difference with the Shareholders of the other Group (a "Cellular Chairmen Deadlock Event"), and (ii) at its option (a) propose in writing to the other Group the dissolution and liquidation of the Company, or (b) submit the Cellular Chairmen Deadlock Event to the Wise Persons in accordance with Section 4.2 below.

4.2   Wise Persons Procedure

(a)
If one of the Groups proposes to the other Group the dissolution and liquidation of the Company in accordance with Section 4.1 and the other Group so expressly accepts in writing, then the provisions set forth in Section 4.3 below shall apply. However, if (i) the other Group does not accept in writing the dissolution and liquidation of the Company within 15 (fifteen) Business Days from the receipt of the notice delivered to it in this respect by the other Group, or (ii) a Group proposes to submit the Cellular Chairmen Deadlock Event to the Wise Persons then, at the request of either Group, the Company shall submit the matter to a committee of 3 (three) persons (the "Wise Persons") for binding determination between the proposals submitted by the Groups.

  The Wise Persons shall comprise of three persons, each of whom shall be required to be highly regarded and experienced in the wireless telecommunications industry. The Wise Persons shall be nominated as follows:

  (i)
  Each Group shall have the right to nominate one of the Wise Persons, such nomination to be notified to the other Group within 15 (fifteen) Business Days after expiry of the period referred to in Section 4.1(b), or 4.2(a) above (as the case may be), which notification shall include confirmation by the nominee to act as a Wise Person;

  (ii)
  If a Group fails to deliver such notification within the aforesaid period, the other Group shall have the right to nominate a Wise Person in lieu of the Wise Person that would otherwise have been nominated by first mentioned Group; and

  (iii)
  The two Wise Persons nominated pursuant to this Section 4.2(a), shall, within 10 (ten) Business Days of the last such Wise Person being nominated, by agreement nominate a third Wise Person.

(b)
The Wise Persons shall make their determination by majority vote, each Wise Person having 1 (one) vote.

(c)
The fees to be charged by the Wise Persons shall be discussed with and agreed to by the Groups in advance. The Wise Persons shall be required to include in their determination, a ruling on which Group should pay (which portion of) the fees, provided that, to the extent possible, the Wise Persons shall apply the rule that, having regard to the proposal made by each of the Groups and Directors nominated by such Group, the unsuccessful Group pays the fees.

(d)
The Wise Persons shall be required to act impartially, expeditiously (but in any event within 15 (fifteen) Business Days of being requested to determine the matter), and in the best interests of the Company and the Subsidiaries, having due regard to the proposal made by each of the Groups and Directors and between the proposals submitted to them by the Groups. The Wise Persons shall not have the authority (i) to take any other decision or (ii) to deviate from such proposals, or (iii) to decide that the Company shall be dissolved and liquidated.

(e)
The Parties agree that the determination of the Wise Persons shall be final and binding on the Parties and each Party shall duly effect and/or procure that such determination is duly effected by the Company and relevant Subsidiaries.

(f)
The Parties agree that the proposals or resolutions that shall comprise a "Cellular Chairmen Issue" shall only be those proposals or resolutions involving an amount in excess of Euro *, provided that, to the extent that any of such decisions relate to the acquisition of an Interest in a New Acquisition, the acquisition of a Further Interest in a Wireless Property, or the increase by a Group of its Interest in the Company's total issued and outstanding share capital pursuant to Section 6, the aforesaid Wise Person procedure shall not apply.

4.3   Liquidation of the Company

(a)
Should a Cellular Chairmen Deadlock Event occur, and should both Groups agree in writing on the dissolution and liquidation (the "Liquidation") of the Company as set forth above, all the Shareholders shall take all such corporate actions, including exercising their voting rights in favour of the Liquidation, which may be required or convenient for the implementation thereof.

(b)
*

(c)
*

*
Confidential treatment requested and redacted material has been separately filed with the Commission

(d)
In addition to the right to a portion of the assets in the Company, the TEF Group will have a call option to purchase 50% (fifty percent) of that portion of the Global Telecom Interest still not transferred to the Company, as set forth in Section 1.6.1 of the Subscription Agreement.

(e)
The provisions of this Section 4.3 shall apply mutatis mutandis to any other liquidation of the Company.

(f)
Each Group shall fulfil all legal requirements which may be applicable in the event of a liquidation of the Company (including but not limited to any requirements imposed by regulatory agency, including, ANATEL, CVM, or any other Governmental Authority with jurisdiction over the Company or the Subsidiaries). The Parties undertake to use their reasonable efforts to fulfill any such requirements and to obtain any such necessary approval as soon as practicable.

SECTION 5   TRANSFER OF COMPANY SHARES

5.1   Transfer

  No Shareholder belonging to one Group (a "Transferring Party") may Transfer all or part of its Company Shares (the "Offered Shares"), or agree to do so, to a Third Party (a "Third Party Sale"), without first offering such Offered Shares to the Shareholders belonging to the other Group (collectively the "Non-Transferring Party"), who shall have the option of (i) exercising a right of first refusal to acquire all but not less than all of the Offered Shares (the "Right of First Refusal") or (ii) a right to co-sell the Non-Transferring Party's own Company Shares in the same proportion as the Offered Shares represents to the Transferring Party's entire Interest in the Company (the "Tag-Along Right") (except as provided in Section 5.2 below). Such offer shall be effected in compliance with the procedures set forth in this Section. Any transfer made in violation of the provisions of this Section 5 shall be null and void and of no effect against the Company or the other Shareholders.

5.2.  Permitted Transferees; Transfers in the Context of Consolidation

(a)
Notwithstanding anything in this Agreement to the contrary, each Shareholder of a Group may freely transfer all or part of its Company Shares to a Permitted Transferee without the consent of the Shareholders in the other Group and without compliance with the Right of First Refusal provisions hereof and the Tag-Along Right, provided that the Permitted Transferee shall, as a condition for any such transfer, have agreed in writing to be bound by the terms of this Agreement and the Subscription Agreement, and to be jointly and severally liable for any debt, liability or obligation of the Transferring Party under this Agreement or the Subscription Agreement, irrespective of whether such obligation, debt or liability arises prior or subsequent to any such transfer.

(b)
It is acknowledged by the Groups that the trends in the mobile telecommunication sector are for the establishment of global mobile companies. The Parties are willing to discuss such combinations in the future with third parties, while reserving the right to contribute or not contribute their Company Shares to any combined entity. It is hereby agreed that the Right of First Refusal and Tag-Along Right referred to in this Section 5 shall not be applicable if the transfer of the Company Shares by either Group has been agreed previously by the Groups and forms part of a consolidation process in the mobile telecommunication industry.

5.3   Indirect Transfers

  Each Shareholder acknowledges, agrees and shall procure that the provisions of Sections 5.1, 5.2, 5.4, 5.7, and 5.9, shall apply, mutatis mutandis, to any Transfer of any Interest held by either Group in any Person (irrespectively whether such Person is also a Shareholder), the assets of which consist, now or at the time of the transfer, exclusively or virtually exclusively of, directly or indirectly, Company Shares.

5.4   Right of First Refusal

(a)
Prior to the proposed Third Party Sale, the Transferring Party shall deliver a written notice to the Non-Transferring Party and the Company, indicating the terms of the irrevocable offer by the Third Party (the "Third Party Offer") which shall contain, at least, the following: (i) the total number of Offered Shares; (ii) the name, address and nationality of the Third Party and of its direct and indirect controlling shareholders; (iii) the consideration per Company Share; (iv) the payment conditions, (v) the means of payment, which in any event must be cash and/or marketable securities and/or shares listed on an internationally recognised stock exchange; and (vi) any other material terms and conditions. This notice (the "Transfer Notice"), shall have the effect of an irrevocable offer to sell and transfer the Offered Shares to the Non-Transferring Party.

(b)
Within 3 (three) Business Days from the receipt by the Non-Transferring Party of the Transfer Notice, it may deliver a notice to the Transferring Party (the "Initial Non-Transferring Party Offer") in which it shall include:

(i)
the payment conditions and the means of payment under which it proposes to exercise its Right of First Refusal, and/or

(ii)
in the event the Third Party Offer and/or the Initial Non-Transferring Party Offer contemplates a total or partial non-cash consideration or a deferred payment, or if the Non-Transferring Party is willing to exercise its Tag-Along Right a list of 3 (three) internationally recognized investment banks and/or

(iii)
an indication as to whether or not it whishes to transfer to the Third Party the number of Company Shares equal to the number of Offered Shares as a result of the exercise of the Tag-Along Right in terms of this Section 5.4 (the "Tag Along Shares"), provided that such Initial Non-Transferring Party Offer shall not be considered as a binding offer and shall not be understood as an exercise of its Right of First Refusal or of the Tag-Along Right.

  The Initial Non-Transferring Party Offer may contain an offer to exercise the Right of First Refusal in (i) cash and/or PT shares in the event the Non-Transferring Party is a member of the PT Group, or (ii) in cash and/or Telefónica shares and/or TEM shares in the event the Non-Transferring Party is a member of the TEF Group.

(c)
*

(d)
*

(e)
The Non-Transferring Party may exercise its Right of First Refusal or the Tag-Along Right, by delivery of a written notice to the Transferring Party (the "Acceptance Notice"), within 3 (three) Business Days following the receipt of the Right of First Refusal Valuation and the Tag-Along Valuation (or if the Non-Transferring Party Offer did not include the list of investment banks in accordance with Section 5.4.(b)(ii)) (the "Acceptance Period"), provided, however, that the Tag-Along Right may only be exercised by the Non-Transferring Party if the circumstances set forth in Section 5.5 below occur.

(f)
In the event the Non-Transferring Party does not deliver the Acceptance Notice within the Acceptance Period, it will be considered that it does not desire to exercise its Right of First Refusal nor its Tag-Along Right, whether or not it has delivered an Initial Non-Transferring Party Offer.

*
Confidential treatment requested and redacted material has been separately filed with the Commission

(g)
In the event of exercise of the Right of First Refusal by the delivery of the Acceptance Notice, the Initial Non-Transferring Party Offer, if applicable, adjusted in accordance with the Right of First Refusal Valuation as set forth above in order to make the Initial Non-Transferring Party Offer equivalent in economic value to the Third Party Offer, shall be referred hereinafter to as the "Definitive Non-Transferring Party Offer". The Acceptance Notice shall be binding and irrevocable.

  *

(h)
In the event of exercise of the Tag-Along Right by the delivery of the Acceptance Notice, such Acceptance Notice shall be binding and irrevocable, and the consummation of the transfer of the Tag-Along Shares pursuant to this Section 5.4(h) shall occur within the period and in accordance with the terms and conditions provided in the Transfer Notice.

(i)
If within the Acceptance Period, the Transferring Party has not received the Acceptance Notice in accordance with Section 5.4.(e) above, the Transferring Party shall transfer all, but not less than all, the Offered Shares to the Third Party in accordance with the terms and conditions of the Transfer Notice.

(j)
If after receipt of an Acceptance Notice in accordance with Section 5.4.(e) above, the Non-Transferring Party fails (other than as a result of force majeure or the Transferring Party's own actions or omissions) to (x) consummate the acquisition of the Offered Shares in accordance with the terms and conditions provided for in the Definitive Non-Transferring Party Offer; or (y) consummate the transfer of the Tag-Along Shares in accordance with the terms and conditions provided for in the Transfer Notice; then the Transferring Party will be free to transfer all, but not less than all, the Offered Shares to the Third Party in accordance with the terms and conditions of the Transfer Notice. Such transfer of the Offered Shares to the Third Party must be consummated within twenty (20) days from the expiration of the Acceptance Period.

(k)
If the transfer to a Third Party by the Transferring Party is not consummated within the time period set forth in Sections 5.4.(i) and 5.4.(j) above, the Transferring Party may not transfer any Company Shares without repeating the procedures set out in this Section 5.4.

(l)
Notwithstanding anything to the contrary contained in this Agreement, in no event shall a Transferring Party have any liability (except to reimburse cost in accordance with this Section) to the Non-Transferring Party in the event that the sale and transfer of the Offered Shares and the Tag Along Shares contemplated pursuant to this Section 5.4 is not consummated provided the Transferring Party has not breached its obligations under this Section 5.4, and provided further that such Transferring Party has not consummated the Third Party Sale. In any event, if the Third Party decides not to acquire the Tag-Along Shares tendered by the Non-Transferring Party in exercise of its Tag-Along Right, the Transferring Party shall not Transfer to the Third Party the Offered Shares, and the Transferring Party shall reimburse the Non-Transferring Party for any cost incurred by it in connection with the proposed sale.

(m)
*

(n)
Notwithstanding the periods set forth in this Section 5.4 for the consummation of any transfer of Company Shares (either to a Third Party or to the Non-Transferring Party), in the event the relevant transfer of shares is subject to the prior (i) fulfillment of legal or regulatory constraints, and/or (ii) approval by any regulatory agency (including, without limitation, ANATEL, CVM or any other Governmental Authority with jurisdiction over the Company and the Subsidiaries), the time period during which such transfer shall be consummated shall be extended until the expiration of 5 (five) Business Days after such requirements have been fulfilled and/or all such approvals shall have been received. In connection with the consummation of the transfer as contemplated herein, the involved parties shall deliver to each other all documents reasonably required to be executed in connection with the transfer of the Offered Shares.

*
Confidential treatment requested and redacted material has been separately filed with the Commission

(o)
At the sole and exclusive option of the Non-Transferring Party, the exercising of such option to be notified in writing to the Transferring Party (the "Notification") within the Acceptance Period, the validity of a Third Party Sale involving the sale of the entire Interest of one of the Groups in the Company shall be expressly conditional upon the execution of an agreement by the Third Party by virtue of which the Third Party shall assume all rights and obligations of the Transferring Party under this Agreement and the Subscription Agreement concerning the Transferring Party as a shareholder of the Company (the "Assignment Agreement"), with the exception of the representations, warranties covenants and indemnities, in which event the provisions set forth in Section 11.1(iii) bellow shall apply, such condition being construed as a condition precedent, so long as the execution is not evidenced. In the event of a Third Party Sale involving only a portion of the entire Interest of one of the Groups in the Company, the voting rights of both Groups will be immediately and automatically syndicated and, therefore, both Groups undertake in such event to exercise their voting rights in the Company in accordance with the instructions given by the Group holding a higher number of Company Shares. In this event, this Agreement will remain in force an effect exclusively between the two Groups, provided that any provisions of this Agreement contrary to the aforementioned syndication of voting rights or which could prevent the effectiveness of such syndication, shall be considered null and superseded by such syndication of votes.

5.5   Tag-Along Right

  The Tag-Along Right may only be exercised by the Non-Transferring Party if (i) the Offered Shares grant to its holder 50% or more of the voting rights in the Company in accordance with this Agreement; and (ii) if the Tag-Along Valuation determines that the Third Party Offer (if made with respect to 100% of the total outstanding share capital of the Company) represents a premium of at least * over the value of the Company. Notwithstanding the above, in the event of a series of sales to the same Third Party, to Affiliates of such Third Party or to any other Person acting in concert with such Third Party, such series of sales shall be considered as a single transaction for purposes of Section 5.4 above.

5.6   Conditional Put

(a)
If there is a Change of Control relating to a Group, the other Group shall have the right to put (the "Put") all but not less than all of the Company Shares held by it to any of the Shareholders being part of the Group which is the subject of the Change of Control (the "Target Shareholder") at a value determined by an Independent Valuation. The payment for the Company Shares under this Put shall be made, at the option of the Group exercising the Put, either:

(i)
in cash; or

(ii)
subject to the applicable laws and regulations and subject to any adjustments pursuant to Section 1.6.3 of the Subscription Agreement and Sections 2.6(a)(Y)(ii) and 2.11(b) above, in kind *

(b)
*

(c)
In addition to the settlement of the obligations arising out of the exercise of the Put, TEF Group will have a call option to purchase up to 50% (fifty percent) of that portion of the Global Telecom Interest still not transferred to the Company as a Contribution, as set forth in Section 1.6.1 of the Subscription Agreement.

*
Confidential treatment requested and redacted material has been separately filed with the Commission

(d)
The Put can be exercised by written notice delivered to the Target Shareholder within 6 (six) months from the date on which the other Group becomes aware of the relevant Change of Control. The consummation of any transfer of the relevant Company Shares pursuant to Section 5.6(a) above shall occur as promptly as practicable but in no event later than (i) 30 (thirty) days after the delivery of the Independent Valuations in case the Group exercising the Put elected payment in cash, and (ii) 60 (sixty) days after the delivery of the Independent Valuations in case the Group exercising the Put elected payment in kind, at the time and place as may be agreed upon by the Target Shareholder and the Group exercising the Put; provided that if such transfer is subject to the prior (i) fulfilment of legal or regulatory requirements, and/or (ii) approval by any regulatory agency (including, without limitation, ANATEL, CVM or any other Governmental Authority with jurisdiction over the Company and the Subsidiaries), the time period during which such transfer may be consummated shall be extended until the expiration of 5 (five) Business Days after all such requirements have been fulfilled and/or such approvals shall have been received. In connection with the consummation of the transfer as contemplated herein, the involved parties shall deliver to each other all documents reasonably required to be executed in connection with the transfer of the relevant Company Shares. The Parties undertake to use their reasonable efforts to fulfill any such requirements and to obtain any such necessary approval as soon as practicable.

5.7   Pre-emptive Rights

  The same rules provided for in this Section 5 shall be applicable mutatis mutandis to transfers, by any Shareholder of a Group, of its pre-emptive rights for the subscription of new Company Shares, provided that the periods for the exercise of the Right of First Refusal or the Tag-Along Right with respect to the pre-emptive rights for new Company Shares shall be the following: (i) the Transfer Notice must be delivered to the Non-Transferring Party within 5 (five) Business Days from the approval of the capital increase and must contain the number of Offered Shares subject to the pre-emptive rights, the selling price and the other conditions of the sale and the name and complete identification of the Third Party and of its direct and indirect controlling shareholders, and the agreement by the Third Party to increase the Third Party Offer so as to permit the Non-Transferring Party to sell to the Third Party its pre-emptive rights for the subscription of new Company Shares as a result of the exercise of the Tag-Along; (ii) the Acceptance Period shall be 5 (five) Business Days from the effective receipt of the Transfer Notice, and should the above mentioned period elapse without the Non-Transferring Party expressing its intention in a written notice delivered to the Transferring Party, the offer shall be deemed not to have been accepted; and (iii) within 3 (three) Business Days from the effective receipt of the Acceptance Notice, the acquisition of all offered pre-emptive rights shall be completed. Any decision taken by the Non-Transferring Party, will be irrevocable and binding upon such Non-Transferring Party.

  Upon the expiration of the period mentioned in Section 5.7(a)(ii) above without the Non-Transferring Party exercising its Right of First Refusal or the Tag-Along Right with respect to the pre-emptive rights of the offering Shareholder, such rights may be assigned to the Third Party who may exercise them under the same conditions of the offer made to the Non-Transferring Party pursuant to such item until the end of the term for the exercise of the pre-emptive right established by the relevant Shareholders Meeting.

5.8   Tax Efficiency

  Any transfer as provided for in this Section 5 shall be made in the most tax efficient manner vis-à-vis the Company and the Non-Transferring Party, or the Group exercising the Put (as the case may be).

5.9   Encumbrance of Company Shares

  Except with the prior written consent of the Shareholders in the other Group, no Shareholder shall create, or permit the creation of, any lien on, pledge, option, charge, debt, restriction, security interest, demand or other encumbrances of whatsoever nature and howsoever incurred, whether voluntarily or involuntarily, in respect of any of its or any other Shareholder in its Group's Company Shares. Without detracting from the generality of the foregoing, a Shareholder shall not have the right to vest the voting rights in any Company Shares in any pledgee or usufructuary of such Company Shares.

5.10 Transfer restriction in Articles of Association, Exercise of voting rights

  In order to achieve that no transfer of Company Shares is made in breach of any provision of this Section 5, the Shareholders agree that the Articles of Association shall provide for the unanimous prior approval of the Shareholders being required for any transfer of Company Shares. For the avoidance of doubt it is expressly agreed that each Shareholder shall exercise its voting rights on the Company Shares in such a manner as to allow the other Shareholders to exercise their rights under this Section 5, provided that such other Shareholders have complied with the relevant provisions of this Section 5.

SECTION 6   DILUTION

6.1   Dilution

  Without prejudice to the provisions of Sections 2 and 3 above concerning the effects of dilution on the corporate governance rights, the provisions of this Section 6 shall only apply after the Balance Closing. The total direct and indirect Interest of any Group (a "Reduced Shareholder") in the Company's total issued and outstanding share capital that does not reach, or is reduced to less than, 50% (fifty percent) of the Company's total issued and outstanding share capital as a consequence of a capital increase by the Company will be referred to as the "Diluted Interest").

6.2   Diluted Interest Between 50% and 40%

(a)
In the event that as a consequence of a capital increase by the Company the Diluted Interest is less than 50% (fifty percent) but at or above 40% (forty percent) of the Company's total issued and outstanding share capital (the "Dilution Event Above 40%"), the Reduced Shareholder shall have the right to transfer Additional Capital Contributions to the Company, so as to cause such Reduced Shareholder's total Interest to be increased to 50% (fifty percent) of the total issued and outstanding share capital of the Company, provided that such Additional Capital Contributions shall be transferred to the Company not later than 12 (twelve) months from the occurrence of the relevant Dilution Event Above 40%.

(b)
For purposes of determining the total amount of the Additional Capital Contributions required under Section 6.2(a), the Shareholders agree that such total amount will be equivalent to the value of (that portion of) the Contribution having caused the dilution, as determined in the Contribution Valuation, as set forth in the Subscription Agreement (the "Locked-up Price"), provided that such Locked-up Price shall only be valid if the increase to the agreed-upon 50% (fifty percent) Interest is consummated within the 6 (six)-month period following the Dilution Event Above 40%. If the increase to the agreed-upon 50% (fifty percent) Interest is consummated later than 6 (six) months after the Dilution Event Above 40%, but in any event prior to expiry of the period of 12 (twelve) months after the occurrence of such Dilution Event Above 40%, the Shareholders agree that the Locked-up Price shall be accrued with the Cost of Carrying.

  In any case, if the value of the Additional Capital Contribution transferred to the Company under Section 6.2(a) exceeds the aggregate nominal value of the Company Shares issued in respect of such Contribution, then such difference shall be credited to the General Share Premium Reserve.

6.3   Diluted Interest Below 40%

(a)
In the event that as a consequence of a capital increase by the Company the Diluted Interest is less than 40% (forty percent) of the Company's total issued and outstanding share capital (the "Dilution Event Below 40%"), the Reduced Shareholder shall have the right to transfer to the Company Additional Capital Contributions at one or more Additional Closings, so as to cause the Reduced Shareholder's total Interest to be increased to:

(i)
at least 40% (forty percent) (and not less than forty percent), but in any case to no more than 50% (fifty percent), of the total issued and outstanding share capital of the Company, in which case such Additional Capital Contributions shall be transferred to the Company no later than 6 (six) months from the occurrence of the Dilution Event Below 40%. In this case, the Shareholders agree that the Reduced Shareholder shall transfer to the Company as a Contribution an amount equal to the relevant portion of the Locked-up Price in order to return to an Interest of at least 40% (forty percent) of the total issued and outstanding share capital of the Company; or

(ii)
in the event that the increase set forth in Section 6.3(a)(i) above shall not occur, 50% (fifty percent) (and not less or more than fifty percent) of the total issued and outstanding share capital of the Company, in which case such Additional Capital Contributions shall be transferred to the Company within the 6 (six)-month period following the expiration of the period set forth in Section 6.3(a)(i) above and in no event later than 12 (twelve) months from the occurrence of the Dilution Event Below 40%. In this case, the Shareholders agree that the Reduced Shareholder shall transfer to the Company as a Contribution an amount equal to the Locked-up Price plus the Cost of Carrying in order to return to an Interest of 50% (fifty percent) of the total issued and outstanding share capital of the Company.

  In any case, any difference between the value of the Additional Capital Contribution transferred to the Company under this Section and the aggregate nominal value of the Company Shares issued in respect of such Contribution, shall be credited to the General Share Premium Reserve.

6.4   PT Group Put.

(a)
If (i) the PT Group is the Reduced Shareholder as a consequence of a capital increase, (ii) the Diluted Interest is lower than 40% and (iii) the PT Group has not exercised its right to build up its Interest back to at least 40% of the total issued and outstanding share capital of the Company within the prescribed 6 month time period, then the PT Group shall have the right to sell and transfer all but not less than all the Company Shares which it owns at the date of delivery of the PT Group Notice, as defined below, (the "PT Group Company Shares") to TEM at the value resulting from an Independent Valuation (the "PT Group Put"), such right, subject to the last sentence of this paragraph, to be exercised within the 12 month period (the "PT Group Put Exercise Term") following the end of the aforementioned 6-month period; provided that the PT Group Put Exercise Term shall terminate if the PT Group recovers its corporate governance rights as a consequence of increasing its Interest in the Company to 50%, on the date such increase takes place, and provided, further, that the PT Group Put, subject to Section 6.4.(b) below, may not be exercised at any time after 31 December 2007. In the event the PT Group Put Exercise Term expires due to the PT Group building up its Interest in the Company to 50% and the PT Group has not exercised the PT Group Put, this will not prevent the exercise of the PT Group Put in the event the PT Group is diluted below 40% and the PT Group has not exercised its right to build up its Interest back to at least 40% of the total issued and outstanding share capital of the Company within the prescribed 6 month time period.

  Subject to Section 6.4.(e) below, at the option of TEM, payment for the PT Group Company Shares may be made in (i) cash, (ii) shares in Telefónica and/or shares in TEM, or (iii) a combination of cash and shares in Telefónica and/or shares in TEM.

  The acquisition of the PT Group Company Shares shall, at the option of TEM, be performed by one or more members of the TEF Group and/or Telefónica, and/or by one or more Third Parties (hereinafter, the "Acquirer/s"), provided that in such event the TEF Group shall be jointly and severally liable with the Acquirer/s for the obligation of payment of the PT Group Company Shares in accordance with this Agreement.

(b)
If the PT Group wishes to exercise the PT Group Put, it shall deliver a notice to TEM and the Company not later than 5 (five) Business Days prior to the expiry of the PT Group Put Exercise Term, indicating that it is exercising such PT Group Put and the number of the Company Shares that is then owned by such PT Group (the "PT Group Put Notice"). This notice will have the effect of an irrevocable exercise of the PT Group Put.

(c)
In the event the PT Group delivers the PT Group Put Notice, an Independent Valuation shall be conducted as set forth in Sections 1.4 and 1.5 of the Subscription Agreement, which shall take into account the following specific rules:

(A)
The Mandate Letter shall provide that the Investment Banks must complete the Initial Valuations of the Company as of the date the PT Group Put Notice is received by TEM, for purposes of determining the value in Euros of the PT Group Put.

(B)
The Investment Banks shall prepare neither the Company Shares Exchange Ratio referred to in Section 1.5 of the Subscription Agreement nor the Contribution Valuation.

(C)
The Initial Valuations and the Finalized Initial Valuation of the Company shall be based on the equity value of the Company as a going concern, without iliquidity or minority share discount, and the valuation methodology followed to value the Company will include a discounted cash flow, precedent transactions multiples and trading multiples of comparable companies analysis.

(D)
Each of the TEF Group and the PT Group, to the extent that it is able to do so, shall cause the Company to provide to the Investment Banks and, if applicable, the Third Investment Bank, reasonable access to the Company management and all information concerning the business, assets, liabilities, operations, financial condition and prospects of the Company and its Subsidiaries which any of the Investment Banks reasonably request in connection with the preparation of the valuations contemplated by this Section 6.4. All such information shall be complete and accurate and each of the Investment Banks and, if applicable, the Third Investment Bank, shall be afforded equal access to such information.

(d)
The purchase price to be paid by the TEF Group for the transfer to it (and/or to the Person/s nominated by it) of the PT Group Company Shares owned by the PT Group shall be determined by multiplying the Finalized Initial Valuation of the Company by the percentage that such PT Group Company Shares represent over the total issued and outstanding share capital of the Company at the time of the delivery of the PT Group Put Notice.

(e)
The Acquirer/s shall have the option to pay for the PT Group Company Shares with (i) cash, and/or (ii) existing and/or new shares in Telefónica and/or TEM, provided that the number of such Telefónica and/or TEM shares shall not exceed the total number of TEF and/or TEM shares (as the case may be) traded on the Madrid Stock Exchange and the New York Stock Exchange (ADRs converted into shares) *

*
Confidential treatment requested and redacted material has been separately filed with the Commission

(f)
Within twenty two (22) Business Days following the receipt by TEM of the Independent Valuation, (provided, that exclusively for purposes of this Section 6.4, the days falling between (i) August 1st and August 30th (both inclusive) and (ii) December 15th and January 15th (both inclusive), shall not be considered Business Days), TEM shall send a written notice to the PT Group which shall contain: (i) the kind of consideration for the payment of the PT Group Company Shares; (ii) the Person/s appointed by TEM to act as Acquirer/s; (iii) the date of the TEM board meeting (and/or Telefónica board meeting, if applicable) which decided the kind of consideration for the payment of the PT Group Company Shares; and (iv) the value per share of the TEM shares (and of the shares in Telefónica, if applicable) calculated in accordance with Section 6.4.(l) below. Failure by TEM to deliver the written notice to the PT Group in accordance with this Section 6.4.(f) will be considered as an election of TEM to pay in cash the PT Group Company Shares.

(g)
In the event that the Acquirer/s decide to pay all or a portion of the purchase price for the PT Group Company Shares using cash and/or existing shares in Telefónica and/or TEM, the sale and transfer of the PT Group Company Shares shall take place on the date notified by TEM to the PT Group, provided that such date shall fall within 10 Business Days after the date of the written communication referred to in Section 6.4.(f) above, and provided further that, in the event of payment in existing shares in Telefónica and/or TEM, such shares shall be credited to a securities account or accounts in Spain designated by the PT Group with the investment bank selected in accordance with the provision of Section (B) of Exhibit II. In the event such transfer is subject to the prior fulfillment of any requirements and/or to the prior approval by any regulatory agency (including, without limitation, ANATEL, CVM or any other Governmental Authority with jurisdiction over the Company and the Subsidiaries), the sale and transfer of the PT Group Company Shares shall be extended until the expiration of 5 (five) Business Days after all such requirements are fulfilled and/or all such approvals shall have been received, provided that in this event, the relevant purchase price for the PT Group Company Shares shall not be increased with any Cost of Carrying. The Parties undertake to use their reasonable efforts to fulfill any such requirements and to obtain any such regulatory approval as soon as possible.

(h)
In the event that the Acquirer/s decides to pay all or a portion of the purchase price for the PT Group Company Shares using new shares in Telefónica and/or TEM, the sale and transfer of the PT Group Company Shares shall take place, as defined below, as soon as possible after (A) compliance with applicable law and regulations, and (B) the first annual general meeting of shareholders of Telefónica (if applicable) and/or TEM, as the case may be *, provided further that if such transfer is subject to the prior fulfillment of any requirements and/or to the prior approval by any regulatory agency (including, without limitation, ANATEL, CVM or any other Governmental Authority with jurisdiction over the Company and the Subsidiaries), the sale and transfer of the PT Group Company Shares shall take place as soon as possible after all such requirements are fulfilled and/or all such approvals shall have been received, provided that in this event, the relevant purchase price for the PT Group Company Shares shall not be increase with any Cost of Carrying. The proposed date of sale and transfer shall be notified by TEM (or the Acquirer/s) to the PT Group in writing. *.

  On the date of sale and transfer, the PT Group shall deliver the number of the PT Group Company Shares equal to all or a portion, as applicable, of the purchase price to be paid in new shares in Telefónica and/or TEM to a notary and/or to the notaries in Spain selected by TEM and/or Telefónica (if applicable), before whom the capital increase/s will be notarized. Telefónica and/or TEM shall have filed, prior to the date of sale and transfer, the prospectus for such newly issued shares with the CNMV.

*
Confidential treatment requested and redacted material has been separately filed with the Commission

  Telefónica and/or TEM shall, immediately after the above mentioned delivery by the PT Group, (A) seek to obtain the granting of a Public Deed and/or the Public Deeds evidencing the increase and/or increases in share capital in an amount equal to the value of the newly issued shares to be delivered and declaring the subscription and disbursement of said shares; (B) file the Public Deed with the Mercantile Registry of Madrid to register such share capital increase and/or share capital increases; (C) deliver a copy of the Public Deed and/or the Public Deeds to the SCLV and cause the SCLV to credit such shares to a securities account or accounts in Spain designated by the PT Group with the investment bank selected in accordance with the provision of Section (B) of Exhibit II; (D) deliver a copy of the Public Deed to the CNMV and the Madrid Stock Exchange with a request that such shares be admitted to listing on the Spanish Stock Exchanges as soon as practicable; and (E) cause such shares to be listed on the Spanish Stock Exchanges. Thereafter, as soon as practicable, Telefónica and/or TEM shall certify to the PT Group that the foregoing actions have been completed.

  In the event TEM (or the Acquirer/s) communicated to the PT Group its intention to pay all or a portion of the PT Group Company Shares using new shares in Telefónica and/or TEM and (i) the shareholders' meeting of TEM and/or Telefónica does not resolve to increase their share capital and to issue the new shares in favor of the PT Group in exchange of the PT Group Company Shares, or (ii) such capital increase cannot take place due to any legal restriction, the relevant portion of the PT Group Company Shares shall be purchased and sold, and the relevant portion of the purchase price for the PT Group Company Shares shall then be paid by TEM and/or Telefónica in cash and/or existing shares, within 10 (ten) Business Days from the date of the shareholders' meeting of TEM and/or Telefónica (as the case may be).

(i)
In the event the consideration for the payment of all or a portion of the purchase price for the PT Group Company Shares consist of existing and/or new shares in Telefónica and/or TEM, certain provisions as set out in the Exhibit II will apply in respect of said shares of Telefónica and/or TEM (as the case may be).

(j)
Unless otherwise agreed by the PT Group and the TEF Group, where payment of all or part of the purchase price for the PT Group Company Shares is made using new shares in Telefónica and/or TEM, the sale and transfer of the PT Group Company Shares pursuant to this Section 6.4 shall be effected at the registered office of Telefónica in Spain. In any other case, unless otherwise agreed by the PT Group and the TEF Group, the sale and transfer of the PT Group Company Shares pursuant to this Section 6.4 shall take place at the registered office of the Company in the Netherlands.

(k)
On the date of sale and transfer, the PT Group shall deliver to the TEF Group and/or its nominee or nominees:

(i)
the PT Group Company Shares to TEM and/or the Person/s nominated by TEM, free and clear of any and all encumbrances, by executing the relevant notarial deed of transfer, (if payment is to be made totally or partially in newly issued shares the corresponding PT Group Company Shares shall be delivered to the notary and/or notaries as set forth in Section 6.4.(h) for granting the corresponding Public Deed of capital increase),

(ii)
to the extent the purchase price is paid in cash and/or existing Telefónica and/or TEM shares, a receipt for the relevant purchase price payment (to the extent the purchase price is paid, totally or partially, in new Telefónica and/or TEM shares the corresponding receipt for the purchase price paid in new shares shall be issued upon delivery of such new shares).

(l)
*

*
Confidential treatment requested and redacted material has been separately filed with the Commission

(m)
Upon the consummation of the transfer of the PT Group Company Shares in terms of this Section 6.4, the PT Group shall be prevented from competing in the Wireless Business for a period of one year following such transfer and from hiring any Senior Executive employed by any Wireless Property, the Company or any New Acquisition at any time during the 12 (twelve) month period prior to the consummation of the transfer and that was not employed by the PT Group before being employed by the Company, any Wireless Property or any New Acquisition. For the purposes of this Section, "Senior Executive" shall mean any employee which reports directly to the board of directors, the chief executive officer, the chief operating officer, the chief financial officer or any equivalent manager or officer of the Company, any Wireless Property or any New Acquisition. The consummation of the sale and transfer of the PT Group Company Shares in terms of this Section 6.4 shall constitute full, satisfactory and final compensation to the PT Group for its participation in the Company and in any New Acquisition.

(n)
In case of a valid exercise of the PT Group Put pursuant to this Section 6.4, the TEF Group will have a call option to purchase up to 100% of that portion of the Global Telecom Interest still not transferred to the Company. This call right will be governed by the provisions of Section 1.6.1 of the Subscription Agreement, provided that references therein to "up to 50%" will be read as references to "up to 100%".

6.5   Governance and Dilution in the Event of Listing

  The Groups will analyse the advisability of applying for the listing of the Company on such stock exchanges they consider convenient. The governance and dilution provisions contained in this Agreement would in that case remain applicable to the extent legally permissible, comparing the Interest of each Group to the total Interests that the Groups hold (directly or indirectly) in the Company's total issued and outstanding share capital from time to time.

6.6.  Listing of Holding Companies

  Notwithstanding Section 6.5 above, unless otherwise agreed by the TEF Group and the PT Group, neither Group shall have the right to cause the listing on any stock exchange of any securities in any entity which holds any Company Shares as its only significant asset and whose operations are primarily centred in Brazil.

SECTION 7   FINANCIAL POLICIES

7.1   Financial Policies

  The Company's Board of Directors shall, from time to time adopt, by resolution, financial policies to support the achievement of the Business Plan and the Synergies and in compliance with the Company Growth Principles.

7.2   Business Plan and Financing of the Company

(a)
As between the TEF Group and the PT Group, the Groups undertake to have the Board of Directors agree on a medium term business plan up-front which, in any event, must allow the achievement of the Company Growth Principles and provide the Company with cash through shareholder loans, guarantees from the Groups to institutions lending to the Company (which guarantees may carry a fee to be charged to the Company if agreed by both Groups), or capital contributions, all as to be resolved by the Board of Directors from time to time, to be provided by the Groups from time to time pro-rata to their respective Interests in the Company's total issued and outstanding share capital. The contribution of a Reduced Shareholder may be proportionally higher if such Reduced Shareholder so requests to exercise its rights hereunder to build up to 40%

  (forty percent) or 50% (fifty percent) (as the case may be) in accordance with Sections 6.2 and 6.3 its Interest in the Company's total issued and outstanding share capital.

(b)
No Shareholder shall be under any obligation to subscribe for Company Shares to be issued against cash, the effect on the non-subscribing Shareholder being dilution of its interest in the Company and for the subscribing Shareholder the right to subscribe for all or part of the Company Shares not subscribed for by the other Shareholder. Additionally, no Shareholder will be under the obligation to fund the Company, or to provide loans or parent guarantees to the Company, as set out in a Business Plan in the event that the Directors appointed upon their nomination voted against such Business Plan.

(c)
The TEF Group and PT Group further agree that:

(A)
Each Group shall use its reasonable efforts to prevent any early repayment obligations or any other adverse consequences in respect of any third party debt, financing, bonds, debentures, loans, credits or any other kind of indebtedness ("Financing") being triggered as a result of the execution of and performance by the Parties in terms of this Agreement and the Subscription Agreement;

(B)
No early repayment obligations or any other adverse consequences in respect of any inter-company Financing (of any Group to any of the Subsidiaries or vice versa, or of any of the Subsidiaries to another Subsidiary), whether or not the creditor's rights under such Financing are assigned or otherwise transferred to a third party, shall be triggered as a result of the execution of and performance by the Parties in terms of this Agreement and the Subscription Agreement; and

(C)
No agreement entered into after the date hereof in respect of any Financing of the Company or any of the Subsidiaries, shall include a provision that performance by the parties in terms of this Agreement and the Subscription Agreement (including without limitation the transfer to the Company of the Balance Capital Contributions) shall be a breach of such agreement or trigger an early repayment obligation or any other adverse consequences in respect of any Financing of the Company or any of the Subsidiaries.

7.3   GAAP

  Books and records of the Company shall be maintained and financial reports and statements shall be prepared in a manner to comply with the Generally Accepted Accounting Principles as in force under Netherlands law ("GAAP"). If practicable, such mutually-accepted GAAP shall not affect the ability of the Shareholders to, as permitted by applicable laws, consolidate the Company in their respective year-end results. Such GAAP principles shall remain in full force and effect until the moment that it will be allowed under Netherlands law to apply the International Accounting Principles ("IAS") for the books and records of the Company, after which moment the Company will apply IAS for its books and records.

7.4   Annual Budget

  The Company shall be operated in accordance with an annual budget adopted or amended by the Board of Directors in terms of Section 2.6(a)(Y)(x) above.

7.5   Books of Account

  Without detracting from Section 7.3, the Company shall keep and maintain or cause to be kept and maintained books of account and records in accordance with good accounting and business practice. Such books and records shall be kept at the registered office of the Company.

7.6   Reasonable Access

  Each Shareholder or its representatives shall, at its own expense and subject to the restrictions imposed under Section 10 herein, be entitled to:

  (i)
  reasonable access at reasonable times to, and the right to inspect and obtain copies of, books and records under the control of the Company as well as of the Subsidiaries, if any; and

  (ii)
  reasonable access at reasonable times to, and the right to inspect and observe, the operations of the Company as well as at the Subsidiaries, if any.

7.7   *

7.8   Financial Services

  The Shareholders shall procure that the Company shall contract from the TEF Group or its Affiliates located in Brazil (subject to the agreement with the relevant member of the TEF Group or the relevant Affiliate) on arms-length and "most favoured nation" basis the financial and administrative services that are currently provided by the TEF Group or its Affiliates located in Brazil to the TEF Wireless Properties which both Groups declare to be aware of, and any other financial or administrative services which the CFO may find necessary or advisable in the future.

SECTION 8   NON-COMPETITION AND BUSINESS OPPORTUNITIES

8.1   Non-compete

  Except as otherwise expressly provided for herein or in the Subscription Agreement, each Group shall, as long as any of its members is a shareholder of the Company, refrain from engaging, directly or indirectly through any Affiliate (other than the Company), in any project in the Wireless Business in competition with the Company.

8.2   Wireless Business Opportunities

  Each Group shall and shall procure that any of their Affiliates shall promptly, fairly and fully disclose and offer to the Company all potential acquisitions within the scope of the Wireless Business which come to their attention, provided that if the Board of Directors rejects a proposal for the acquisition of an Interest in a New Acquisition the provisions of Section 1.6.2 of the Subscription Agreement shall apply.

SECTION 9   INTERESTS IN NEW ACQUISITIONS AND FURTHER INTERESTS IN WIRELESS PROPERTIES

9.1   Acquisition of Interests in New Acquisitions and Further Interests

  The acquisition (and transfer to the Company) of Interests in New Acquisitions and Further Interests in Wireless Properties shall be done in accordance with the provisions of Section 1.6 of the Subscription Agreement.

*
Confidential treatment requested and redacted material has been separately filed with the Commission

SECTION 10 CONFIDENTIALITY

10.1 Confidential Information

        Each Party acknowledges that, pursuant to this Agreement and the Subscription Agreement, it may have access to certain information (including, without limitation, financial information and the information contained in this Agreement and the Subscription Agreement) made available by, and concerning the business, operations and prospects of, any of the other Parties (a "Disclosing Party") which is either confidential or proprietary in nature (each "Confidential Information"). Each Party acknowledges and agrees that all Confidential Information, is the property of the Disclosing Party and constitutes valuable, special and unique assets of the business of such Party.

10.2 Use and Disclosure

(a)
Each of the Parties (a "Receiving Party") agrees in relation to any Confidential Information of any other Party: (i) to use such Confidential Information solely for the purposes contemplated in this Agreement and the Subscription Agreement, and in facilitating the business objectives of the Company; and (ii) to keep such information confidential and to disclose it only to officers, employees, consultants and professional advisers and in case of a Third Party Sale as referred to in Section 5.4 to such Third Party who (A) have a need to know (and only to the extent that each has a need to know); (B) are aware that the Confidential Information should be kept confidential; (C) are aware of the undertakings in relation to such information in terms of this Agreement; (D) have been directed by the Receiving Party to keep the Confidential Information confidential; and (E) in case of a Third Party Sale as referred to in Section 5.4, has executed a confidentiality agreement on terms and conditions not less favourable than as set out in this Agreement in favour of the Parties.

10.3 Duties of the Receiving Party

(a)
Each Receiving Party shall (i) establish and maintain reasonable security measures to safeguard Confidential Information from access or use not authorised by this Agreement; (ii) keep the Confidential Information under its control; (iii) use reasonable best efforts to comply with any reasonable direction issued by the owner from time to time regarding the enforcement of confidentiality requirements including, without limitation, commencing and conducting, enforcement proceedings; and (iv) on ceasing to be one of the Parties (A) continue to keep confidential the Confidential Information received while a Party; and (B) at each owner's option, return to that owner or destroy and certify the destruction of that owner's Confidential Information.

(b)
Each Receiving Party shall further, in relation to such Confidential Information (i) at its own cost and expense use reasonable efforts to ensure, at all times, that each Person to whom it discloses such Confidential Information complies with the confidentiality obligations set out in this Agreement; (ii) at its own cost and expense immediately notify the owner of any suspected or actual unauthorised use, copying or disclosure of Confidential Information of that owner of which the notifying Party becomes aware; and (iii) provide such assistance as may reasonably be requested by any owner of Confidential Information (at such owner's sole cost, unless the Receiving Party is in breach of its confidentiality obligations under this Agreement) in connection with any proceedings that the owner may initiate against any recipient or third party for the unauthorised use, copying or disclosure of such Confidential Information of said owner.

10.4 Exclusions

        The foregoing obligations of confidentiality shall not apply to, nor restrict the use of data or Confidential Information which: (i) was already in the rightful possession or control of the recipient at the time of disclosure and not subject to an obligation of confidentiality on such party, and of which the recipient has evidence so to prove; (ii) the recipient thereafter develops independently and has evidence of such development; (iii) was received from a third party who was entitled to disclosure; (iv) was necessary financial and/or other information provided by the Party to prospective financiers and/or investors but only if such information was given subject to the execution of the appropriate confidentiality agreement(s) with the receiving party(ies); (v) was or became known or available to the public or to the trade without fault of the recipient, except that, even in such instance, the recipient shall not disclose any correlation between such Confidential Information or techniques and any such unrestricted information; (vi) is required to be disclosed under law or rules applicable to the Party or as a result of a court order not subject to appeal, provided that insofar as possible the recipient gives the Disclosing Party prior written notice of such disclosure so that the Disclosing Party may intervene in the proceedings to protect the confidential nature of the Confidential Information.

SECTION 11 TERMINATION

11.1 Termination

        This Agreement shall terminate:

  (i)
  at any time by mutual written agreement among the Parties,

  (ii)
  automatically, upon completion of the liquidation of the Company, or

  (iii)
  automatically, as a result of only one of the two Groups holding Company Shares, provided that if one of the Shareholders transfers to a third party its interest in the Company and an Assignment Agreement is executed in accordance with Section 5.4(i) above, (A) such Assignment Agreement shall govern the relationship between the shareholders of the Company and (B) the representations, warranties and covenants set out in Sections 4, 5, 6, 8 and 9 of the Subscription Agreement, shall apply with the following exceptions:

  (x)
  the Transferring Party will be liable, indemnify and hold harmless the Non-Transferring Party from and against all Damages asserted against or incurred, directly or indirectly through the Company or the Subsidiaries, by the Non-Transferring Party as a result of or arising out of any Breach; and

  (y)
  the representations, warranties and covenants set out in Sections 4, 5, 6, 8 and 9 of the Subscription Agreement will be considered to have been made and given to the Company and the Non-Transferring Party will be liable, indemnify and hold harmless the Company from and against all Damages asserted against or incurred by the Company as a result of or arising out of any Breach.

    Unless terminated in accordance with (i), (ii), or (iii) above, this Agreement shall be in force, valid and binding for the period of 25 (twenty five) years calculated from the date of the execution hereof. In the event no Shareholder informs the others, by written notice, of its decision not to extend the period of this Agreement, such notice to be delivered at least 1 (one) year in advance, this Agreement shall be extended for an additional period of 25 (twenty five) years and thereafter, subject to the same notice provision, subsequent periods of 5 (five) years at a time.

11.2 Survival of Obligations and Liabilities

        Any termination of this Agreement, as aforesaid, shall not relieve any Shareholder of any obligations and liabilities accrued prior to the date of termination, and the provisions of Section 10 shall survive for an indefinite period of time and claims under such Section 10 may be brought at any time irrespective of the termination of this Agreement for any reason whatsoever.

SECTION 12 COVENANTS, REPRESENTATIONS AND WARRANTIES, REGISTRATION

12.1 Covenants, Representations and Warranties of the Shareholders and the Company

        In addition to the representations, warranties and covenants made under the Subscription Agreement, each of the Shareholders hereby covenants, represents and warrants to the other Parties that:

  (A)
  It has full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement and to carry out and perform all of its obligations and duties hereunder.

  (B)
  It has duly obtained all corporate and regulatory authorizations necessary for the execution and performance of this Agreement and any agreement or instrument referred to or contemplated by this Agreement and such execution and performance and the consummation of the transaction contemplated therein (i) will not conflict with or result in a breach of any covenants or agreements contained in any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound and (ii) does not contravene any applicable laws.

  (C)
  This Agreement has been duly executed by it and is valid, binding and enforceable against it in accordance with the terms of this Agreement.

12.2 Survival of Covenants, Representations and Warranties

        Each of the Shareholders acknowledges and agrees that its covenants, representations and warranties shall survive for as long as this Agreement is in effect and shall be deemed to have been repeated in full on the date of any Contribution as though made on and as of such date.

12.3 Shareholders' Register

        The Shareholders and the Company shall procure that the name of each Person owning any Company Shares shall forthwith be entered in the shareholders' register of the Company together with the number of Company Shares held by such Person from time to time.

12.4 Consent by the Company

        The Company hereby declares to have knowledge of and to consent to and to be bound by the terms and conditions of this Agreement and the attachments to this Agreement. The Company undertakes to file and keep one of the counterparts of this Agreement and its attachments filed at its registered office in the Netherlands.

SECTION 13 GOVERNING LAW AND SETTLEMENT OF DISPUTES

13.1 Governing Law

        This Agreement, and any question related to it or to its performance or consequences of any breach of it, shall be governed by and construed in accordance with the laws of the Netherlands.

13.2 Arbitration

(a)
If any dispute arises in relation to this Agreement (and which shall not be submitted to the Wise Persons Procedure in accordance with Section 4.2 of this Agreement), then at the request of any

  Party the dispute shall be submitted for final decision by arbitration to be conducted in Amsterdam, the Netherlands under the Rules of Arbitration of the International Chamber of Commerce. Without prejudice of the site of the arbitration being Amsterdam, the Netherlands and that the award must be issued in that town, hearings and other activities during the arbitration proceeding may be held elsewhere.

(b)
There shall be 3 (three) arbitrators, with each Group appointing 1 (one) arbitrator, who shall accept its appointment within 15 (fifteen) days, and who collectively will select a third arbitrator as chairman within 15 (fifteen) days from the acceptance of their appointments. If the two appointed arbitrators do not agree on the selection of the third arbitrator, the third arbitrator shall be appointed by the International Chamber of Commerce. The International Chamber of Commerce will also appoint the arbitrator for one Group if such Group fails to appoint the arbitrator within 30 (thirty) days of the written notification to such Group by the other Group of the beginning of the arbitration proceeding. The language to be used in the arbitration proceedings shall be English.

(c)
The Parties shall submit irrevocably to the decision of the arbitration tribunal, giving their consent to comply with such decision and waive any other jurisdiction which could apply. The arbitration tribunal shall apply the laws of the Netherlands. The fees shall be paid by the losing party and shall include any reasonable expenses including without limitation attorneys fees and any expenses related with the proceeding.

(d)
Consistent with the expedited nature of arbitration, each Party shall, upon the written request of the other Parties, promptly provide the other with copies of documents relevant to any issue of the claim or counterclaim, save to the extent that such documents are subject to confidentiality restrictions imposed on the first mentioned Party by a third party, or are subject to first mentioned Party's attorney-client privilege. Any dispute regarding discovery, or the relevance or scope thereof, shall be determined by the arbitrators, which determination shall be conclusive.

(e)
The Parties shall make their agents and employees available upon reasonable notice at reasonable times at the place of arbitration without the necessity of subpoenas or other court orders. The arbitrators shall issue subpoenas to compel the attendance of, and the production of documents by, third parties witnesses at depositions or at the hearing.

(f)
Information obtained by either Group or the Company during the arbitration shall be kept confidential and shall not be used except in connection with the arbitration proceeding, and at the conclusion of the proceeding, the documents disclosed shall be returned to the other Group.

(g)
Any award in an arbitration initiated under this Section may include monetary damages as well as any remedy or any specific performance of the obligations set forth herein.

(h)
No details of any arbitration award pursuant to this Section 13 shall made public by any Party or the arbitration tribunal, and the arbitration award shall be subject to the provisions of Section 10 above.

SECTION 14 COMMUNICATIONS

14.1 Communications

        For purposes of this Agreement the Shareholders irrevocably establish the following special domiciles, where all notices, consents, requests, instruments, approvals and other communications provided for herein shall be in writing and shall be deemed validly given when delivered personally or sent by fax, certified mail, return receipt requested, postage prepaid, to the addresses below or at such other addresses as the Shareholders shall provide by written notice as herein provided:

If to Telefónica Móviles:

Attn: Mr Antonio Hornedo Muguiro
General Counsel
Goya 24
Madrid, Spain
Tel: + (34) 91 42 34 054
Fax: + (34) 91 42 34 016
E-mail: hornedo_a@telefonicamoviles.com

If to Portugal Telecom:

Attn:
Av. Fontes Pereira de Melo, 40, 11o andar
Lisbon, Portugal
Tel:
Fax:
E-mail:

If to PT Móveis:

Attn:
Av. 5 de Outubro, 208, 4o andar
Lisbon, Portugal
Tel:
Fax:
E-mail:

If to the Company:

Attn: General Manager
Strawinskylaan 3105
1077 ZX Amsterdam
The Netherlands

SECTION 15 MISCELLANEOUS PROVISIONS

15.1 Entire Agreement

        This Agreement (which includes the Annexes hereto), and the other documents and agreements delivered in connection with this Agreement and the Subscription Agreement contain the entire agreement among the Shareholders with respect to the transactions contemplated herein and therein and supersede all other prior arrangements made by any of them with respect thereto, including the Joint Venture Agreement, except for the following provisions contemplated in the Joint Venture Agreement: (i) the provision named as "Other Considerations", and (ii) the last paragraph of the provision named "HoldCo Ownership", both of which shall remain in full force and effect. No representation or warranty is made by any Party hereto with respect to the subject matter hereof and of the Subscription Agreement, other than as expressly set forth in any of the aforementioned documents.

15.2 Modification and Amendment; Indexation

(a)
Subject to Section 15.2(b), this Agreement cannot be orally changed, amended or terminated, and no provision or requirement hereof may be orally waived. Any change, amendment or (save as otherwise expressly provided) termination shall only be by agreement, in writing, signed by the Parties and any waiver shall only be effective if made in writing and signed by the Party waiving its rights.

(b)
Where reference to the amounts referred to in Sections 4.2(f) and 15.7(a), such amounts shall be increased (or decreased) on 1 January of each year by the average of the official general inflation index applicable in the Euro Zone on said date, the first such increase (or decrease) to take place on 1 January 2004.

15.3 Waiver

        Failure or delay on the part of any Party hereto to exercise a right, power or privilege under this Agreement and the Annexes hereto shall not operate as a waiver thereof, nor shall any single or partial exercise of a right, power of privilege preclude any other future exercise thereof.

15.4 Survival of Provisions

        If any term or other provision of this Agreement shall become invalid, illegal or incapable of being enforced by any rule of law, or public policy, all other provisions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the extent legally permissible.

15.5 Exclusive Benefit of the Parties and the Company

        This Agreement is solely and exclusive for the benefit of the Parties and their respective successors and permitted assigns, and this Agreement shall not otherwise be deemed to confer upon or give any third shareholder or any third party any remedy, claim, liability, cause of action or other right.

15.6 Bona fide

        The Parties acknowledge that bona fide compliance with this Agreement requires, in addition to the fulfilment of the specific undertakings and obligations expressly provided for herein, that all the Parties act in good faith and diligently in executing other actions and decisions, and refraining from carrying out other actions or decisions, as may be necessary or convenient for a fair, complete, prompt and adequate implementation of all the effects that reasonably follow from (a) the common will and purposes of the Parties in consideration of which they enter into this Agreement, and (b) the terms used by the Parties to describe their rights and obligations hereunder. The Parties expressly undertake to proceed as appropriate for the bona fide compliance with this Agreement.

15.7 Penalty and delay interest

(a)
The Shareholders agree that any significant breach by any Shareholder of any material obligation expressly provided for herein which does not have a specific remedy (other than damages and/or specific performance) pursuant to this Agreement and which is not remedied within 10 (ten) Business Days after the receipt by the defaulting Shareholder of a written notice by the other Shareholder stating such breach, shall place the defaulting Shareholder under the obligation to pay the other Shareholder a penalty of * in addition to a full indemnification to the non-defaulting Shareholder for the damage and the loss of profit suffered as a consequence of such breach by the other Shareholder.

*
Confidential treatment requested and redacted material has been separately filed with the Commission

(b)
In case of breach of a payment obligation, the Shareholder in breach of its obligations shall pay the non-defaulting Shareholder a delay interest payment calculated at the reference interest rate applied from time to time by the ECB to the financial institutions having access to the credit facilities of the ECB, for overnight financing in Euro, increased by 2 (two) percentage points. The delay interest will accrue on a daily basis and shall be paid on the last business day of each calendar month; if not paid, the accrued interest will be added to, and capitalized to become part of the amount then due but unpaid, and will accrue additional delay interest thereinafter.

15.8 Counterparts

        This Agreement will be executed in 5 (five) counterparts, each of which shall be deemed an original and all of which together shall constitute and be considered one and the same Agreement.

15.9 Language

        This Agreement shall be executed in the English language.

15.10 Period of Time

        When calculating the period of time within which or following which any act is to be done or step taken pursuant to this Agreement, the date which is the reference date in calculating such period shall be excluded. If the last day of such period is not a Business Day, the period in question shall end on the next Business Day.

15.11 General Interpretation

        In this Agreement, unless otherwise expressly stated:

(a)
The words "herein", "hereof" and "hereunder" and other similar words for reference purposes refer to this Agreement as a whole and not to any particular Sections or other subdivision.

(b)
The headings contained in this Agreement are for convenience and reference purposes only and shall not affect in any way the meaning or construction of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision hereof.

(c)
Any reference to a statute includes the regulations made pursuant thereto, all amendments made to such statute or regulations and in force from time to time and any statute or regulations that may be passed which have the effect of supplementing or superseding such statute or regulation.

15.12 No Partnership

        Nothing contained in this Agreement shall be deemed to constitute either Group, the partner of the other, nor to constitute either Group, the agent or legal representative of the other nor to create any fiduciary relationship between the Groups. It is not the intention of the Shareholders to create nor shall this Agreement be construed to create any commercial or other partnership. Neither Shareholder shall have any authority to act for or to assume any obligation or responsibility on behalf of the other Shareholders except as otherwise expressly provided herein. The rights, duties, obligations and liabilities of the Shareholders shall be several and not joint or collective. Each Shareholder shall indemnify, defend and hold harmless each of the other Shareholders, its directors, officers, employees, agents and attorneys from and against any and all losses, claims, damages and liabilities arising out of any act or any assumption of liability by the indemnifying Shareholder or any of its directors, officers, employees, agents and attorneys done or undertaken on behalf of the other Shareholder, except pursuant to the authority expressly granted herein or as otherwise agreed in writing among the Shareholders.

15.13 Severability

        Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or this Agreement.

15.14 Taxes and Expenses

        Except as otherwise provided in this Agreement or the Subscription Agreement, Taxes and expenses accrued or incurred in connection with this Agreement and its fulfilment will be paid by the Shareholder legally bound to pay the relevant tax or having incurred the relevant expense, provided that any such Tax or expense which is due or incurred by any of the Subsidiaries shall be paid by such Subsidiaries.

15.15 *

15.16 Public Announcements

  (a)
  From the date hereof, except as otherwise mutually agreed in writing by the Groups, no Group shall issue any report, statement or press release or otherwise make any public statements with respect to this Agreement and the transactions contemplated hereby, except as may be required by law or in connection with any applicable obligations of a publicly-held, exchange-listed company, in which case the language of any such report, statement or press release shall be mutually agreed to by the Groups.

  (b)
  *

15.17 Joint and Several

        The members of a Group shall be jointly and severally liable for the obligations under this Agreement of the Group of which it is a member. Each member of a Group shall be entitled to the rights under this Agreement of the Group of which they are a member.

*
Confidential treatment requested and redacted material has been separately filed with the Commission

SECTION 16 DEFINITIONS

16.1 Definitions

        In this Agreement the following capitalised terms shall have the respective meanings ascribed thereto:

        "Additional Capital Contribution" means any capital contribution to the Company, including contributions made (i) in cash or (ii) in kind in the form of Liquid Assets (if accepted by the other Group), Interests in New Acquisitions or any Further Interest in a Wireless Property (as the case may be), (to be) transferred by any of the Groups after the Balance Closing, in such a manner as set forth in this Agreement and the Subscription Agreement.

        "Additional Closing" means the date on which any Additional Capital Contribution is transferred to the Company.

        "Affiliate" means, when used with reference to a specified Person, any other Person that directly or indirectly Controls or is Controlled by or is under common Control with the specified Person.

        "Agreement" means this Shareholders Agreement and any and all Exhibits and amendments hereto and thereto from time to time.

        "ANATEL" means the Agência Nacional de Telecomunicações, or any substitute agency, department or regulatory body of the telecommunications industry in Brazil.

        "Annual Budget" has the meaning as defined in Section 7.4 of this Agreement.

        "Articles of Association" means the articles of association of the Company, as amended from time to time.

        "Balance Capital Contributions" means (a) those Interests held by each of the PT Group and the TEF Group in the Wireless Properties and Global Telecom (as specified in Exhibit IV to the Subscription Agreement) and not transferred to the Company at the Initial Closing; and (b), when applicable, the corresponding amount of cash referred to in Section 3.1.1(b) of the Subscription Agreement, to be transferred to the Company by the Groups in accordance with Section 3 of the Subscription Agreement, and "Balance Capital Contribution" means any one of them.

        "Balance Closing" has the meaning set forth in Section 3.1.1(a) of the Subscription Agreement.

        "Board of Directors" means the managing board ("raad van bestuur") of the Company from time to time.

        "Brazil" has the meaning set forth in the preamble of this Agreement.

        "Breach" has the meaning set forth in Section 8.1 of the Subscription Agreement.

        "Business Day" means a day other than a Saturday, Sunday or statutory holiday in Sao Paulo, Rio de Janeiro, Madrid, Lisbon or Amsterdam.

        "Business Plan" means a description in reasonable detail of the operations to be conducted and objectives to be accomplished by the Company for a year or any longer period.

        "Call Right" has the meaning set forth in Section 1.6.1(a) of the Subscription Agreement.

        "CEO" has the meaning set forth in Section 2.8.(a) of this Agreement.

        "Cellular Chairmen Deadlock" has the meaning set forth in Section 4.1(a) of this Agreement.

        "Cellular Chairmen Deadlock Event" has the meaning set forth in Section 4.1(b) of this Agreement.

        "Cellular Chairmen Issue" has the meaning set forth in Section 4.2(f) of this Agreement.

        "CFO" has the meaning set forth in Section 2.8(a) of this Agreement.

        "Chairman" has the meaning set forth in Section 2.3(a) of this Agreement.

        "Change of Control" means any event or a series of events the result of which is that:

  (a)
  a percentage of 15% (fifteen percent) or more in the total voting rights in (A) Telefónica is directly or indirectly reached by another telecom operator which is not acting in concert with Portugal Telecom, or (B) Portugal Telecom is directly or indirectly reached by another telecom operator which is not acting in concert with Telefónica; or

  (b)
  (i)    a corporate transaction is effected by any of Telefónica or Portugal Telecom (each in this case a "Target") by virtue of which a number of shares is issued such that the voting share capital of such Target is at least doubled at the time of the approval of such transaction; and

  (ii)
  as a consequence of such transaction there is a change in the majority of the board members of such Target; or

  (c)
  in case of any member of a Group or any Affiliate of any of such members (other than Telefónica and Portugal Telecom, but including TEM and PT Móveis) which directly or indirectly owns an Interest in the Company, a majority of the voting rights in any such Affiliate is directly or indirectly transferred to another telecom operator, and there is a change of the majority of the members of the respective board of directors.

        "Closings" means the Initial Closing, the Balance Closing and the Additional Closings, and

        "Closing" means any one of them.

        "CNMV" means Comisión Nacional del Mercado de Valores of Spain.

        "Company" has the meaning set forth in the preamble of this Agreement.

        "Company Growth Principles" means the principles set out in Sections 1.2(a), 1.2(b) and 1.2(c) of this Agreement.

        "Company Shares" means all issued shares in the share capital of the Company, whether or not of a specific class, and "Company Share" means any one such share.

        "Company Shares Exchange Ratio" has the meaning set forth in Section 1.5(b)(v)(B) of the Subscription Agreement.

        "Confidential Information" has the meaning set forth in Section 10.1 of this Agreement.

        "Conflicted Person" has the meaning set forth in Section 2.1(b)(i) of this Agreement.

        "Consensus Rule" has the meaning set forth in Section 3.5(a)(i) of this Agreement.

        "Contributions" means the Initial Capital Contributions, the Balance Capital Contributions and the Additional Capital Contributions and "Contribution" means any one of them.

        "Contribution Valuations" has the meaning set forth in Section 1.5(b)(v)(A)of the Subscription Agreement.

        "Control", "Controlled" or "Controlling" in provisions other than those concerning "Change of Control", means the possession, directly or indirectly, of (i) at least 51% (fifty-one percent) of the voting stock, and (ii) the power to direct or cause the direction of the management and policies of, a Person or other entity whether by means of voting rights, contracts or otherwise.

        "COO" has the meaning set forth in Section 2.8(a) of this Agreement.

        "Cost of Carrying" means:

  (a)
  in respect of Section 3.1.2(i)(C) of the Subscription Agreement and Sections 6.2(b) and 6.3(a)(ii) of this Agreement, the financial cost, determined at the corresponding Additional Closing, when applicable, that the Company would have paid to raise financing to fund the value of the Contribution having caused the dilution, as determined in the Contribution Valuation, under applicable market financial terms and conditions, unsecured and without the support of any of the TEF Group or the PT Group. The Cost of Carrying shall be calculated for the period from the date of the transfer to the Company by the relevant Group of the Contribution that caused the dilution until the Additional Closing removing such dilution;

  (b)
  in respect of Section 1.5(b)(v)(A) of the Subscription Agreement, the financial cost, determined at the corresponding Additional Closing, that the Company would have paid to raise financing to fund the value of the corresponding Interest in a New Acquisition, as determined in the Finalised Initial Valuation, under applicable market financial terms and conditions, unsecured and without the support of any of the TEF Group or the PT Group. The Cost of Carrying shall be calculated for the period from the Acquisition Date until the Additional Closing at which such Interest in a New Acquisition is transferred to the Company; and

  (c)
  in respect of Section 6.4(h) of this Agreement, the financial cost, determined at the date of the sale and purchase of the relevant portion of the PT Group Company Shares, that TEM would have paid to raise financing to fund the value of the corresponding portion of the purchase price for the PT Group Company Shares.

        "CVM" means the Brazilian Comissão de Valores Mobiliários.

        "Damages" or "Damage" mean, with respect to any Person, any direct or indirect damage (including consequential damage), loss, out-of-pocket expense, whether or not as a result of, or in relation to, a third party claim, including, without limitation, all interest, penalties, reasonable attorneys' fees, all amounts paid or incurred in connection with any action, demand, proceeding, investigation or claim by any third party (including, without limitation, any Governmental Authority), Taxes, fines or other losses as a result of, or in relation to, any Breach.

        "Deadlock Resolution Procedure" has the meaning set forth in Section 4.1(a) of this Agreement.

        "Diluted Interest" has the meaning set forth in Section 6.1 of this Agreement.

        "Dilution Event Above 40%" has the meaning set forth in Section 6.2 of this Agreement.

        "Dilution Event Below 40%" has the meaning set forth in Section 6.3 of this Agreement.

        "Directors" mean the persons who are from time to time, in accordance with this Agreement, members of the Board of Directors and "Director" means any one of them.

        "Disclosing Party" has the meaning as set forth in Section 10.1 of this Agreement.

        "ECB" means the European Central Bank.

        "Euro" or "€" means the European lawful currency.

        "Finalised Initial Valuations" has the meaning set forth in Section 1.5(b)(ii) or Section 1.5(b)(iii) of the Subscription Agreement (as the case may be).

        "Financing" has the meaning set forth in Section 7.2(c)(A) of this Agreement.

        "First Choice Investment Banks" and "First Choice Investment Bank" have the meaning set forth in Section 1.4(a) of the Subscription Agreement.

        "Further Interest in Wireless Properties" means all new Interests in Wireless Properties, which Interests do not form part, directly or indirectly, of the Initial Capital Contributions or the Balance Capital Contributions, and which are directly or indirectly acquired by any of the Groups or by both Groups after the date hereof, (including, but not limited to, any new shares issued in capital increases and shares acquired from third parties), and "Further Interest in a Wireless Property" means any one of them.

        "Further Parties" means in respect of a Group, those wholly owned subsidiaries of such Group which are used as intermediate holding companies for the transfer to the Company of any Interest in any Wireless Property or New Acquisition as a Contribution against an issuance of Company Shares to such wholly owned subsidiaries, provided that such wholly owned subsidiaries execute this Agreement and the Subscription Agreement and "Further Party" means any one of them.

        "GAAP" has the meaning set forth in Section 7.3 of this Agreement.

        "General Share Premium Reserve" has the meaning set forth in Section 1.1(b) of this Agreement.

        "Global Telecom" means the New Acquisition Global Telecom, S.A.

        "Global Telecom Interest" has the meaning set forth in Section 1.6.1(a) of the Subscription Agreement.

        "Governmental Authority" means (a) the government of Brazil, Spain, Portugal, the Netherlands, and any state, municipality or subdivision or quasi-governmental authority of any of the same, including but not limited to courts, tribunals, departments, commissions, boards, bureaux, agencies and other instrumentalities; and (b) any foreign (as to Brazil) sovereign entity and any political subdivision, quasi-governmental authority, or instrumentality of any of the same.

        "Group CEO's" has the meaning set forth in Section 4.1(a)(B) of this Agreement.

        "Group Chairmen" has the meaning set forth in Section 4.1(a)(B) of this Agreement.

        "Groups" means the TEF Group and the PT Group and "Group" means any one of them.

        "IAS" has the meaning set forth in Section 7.3 of this Agreement.

        "Independent Valuation" means an independent valuation of (i) Interests in Wireless Properties, (ii) Interests in New Acquisitions, (iii) the Company and/or (iv) other items, (as may be required in this Agreement or the Subscription Agreement), to be conducted by each of the First Choice Investment Banks and, when applicable, the Third Investment Bank and to be prepared in the form of an Initial Valuations report, Finalised Initial Valuations report, Contribution Valuations report, and/or a report on the Company Shares Exchange Ratio (as the case may be), and/or as otherwise may be required in the given circumstances, such independent valuation to be conducted in accordance with Sections 1.4 and 1.5 of the Subscription Agreement and by applying the Independent Valuation Principles and such other guidelines and criteria set forth in Exhibits I and II to the Subscription Agreement.

        "Independent Valuation Principles" means such valuation techniques to be used by the Investment Banks and the Third Investment Bank in performing the Independent Valuations, customary in transactions of this type, including, without limitation (a) discounted cash flows, (b) publicly available terms of transactions involving companies comparable to the business of the Parties and the consideration paid in such transactions, and (c) to the extent publicly available, multiples on comparable companies.

        "Initial Capital Contributions" means the Interests held in Wireless Properties and Global Telecom, to be agreed to by the Groups in terms of Section 2.1(b) of the Subscription Agreement, to be transferred to the Company by each of the Groups in accordance with Section 2 of the Subscription Agreement.

        "Initial Closing" means the date on which the transfer to the Company of Initial Capital Contributions is completed, as set forth in Section 2.1 of the Subscription Agreement.

        "Initial Valuations" has the meaning set forth in Section 1.5(b)(i)(A) of the Subscription Agreement.

        "Interest" means a direct or indirect (as the case may be) ownership interest of the PT Group and/or the TEF Group (as the case may be) in the equity securities, whether voting or non-voting, of the relevant Person.

        "Investment Bank" means each of those reputable internationally recognised investment banks, selected from time to time as First Choice Investment Banks or as a Third Investment Bank in terms of Section 1.4 or Section 1.5 of the Subscription Agreement (as the case may be), whose Mandate Letters remain effective.

        "Joint Venture Agreement" has the meaning set forth in the preamble of this Agreement.

        "Just Cause" means (a) the wilful and substantial failure by the Officer or Director, as applicable, after notice thereof, to perform his duties and responsibilities to the Company; (b) disloyalty, gross negligence, wilful misconduct, dishonesty or breach of fiduciary duty to the Company; (c) the commission of an act of embezzlement or fraud; (d) the deliberate disregard of the rules or policies of the Company which results in a material direct or indirect loss, damage or injury, monetarily or otherwise, to the Company; or (e) the plea of guilty to, or conviction for, the commission of a felony by the Officer or Director, as applicable, in any jurisdiction.

        "Liquid Assets" means any equity security or bond or interest-bearing security or any other security listed on an OECD stock exchange or organized securities market to the extent that the foregoing is expressly accepted, as to the eligibility of such securities as well as to the value to be allocated thereto, by the Group other than the Group transferring the relevant Contribution to the Company.

        "Liquidation" has the meaning set forth in Section 4.3 of this Agreement.

        "Locked-up Price" has the meaning set forth in Section 6.2(b) of this Agreement.

        "Mandate Letters" has the meaning set forth in Section 1.4(c) of the Subscription Agreement and "Mandate Letter" means any one of them.

        "New Acquisition" means each legal Person which owns or beneficially holds property, rights and other assets (including, but not limited to, licenses, concessions or spectrum), that:

  (a)
  are primarily used in the operation of a Wireless Business, and

  (b)
  do not qualify as a Wireless Property, which are (to be) acquired by either one or both of the Groups or by the Company, *

        "Non-Transferring Party" has the meaning set forth in Section 5.1 of this Agreement.

        "Offered Shares" has the meaning set forth in Section 5.1 of this Agreement.

        "Officers" mean those individuals who, from time to time, are granted written proxies, to be deposited with the relevant trade registry, to represent the Company in the conduct of its day to day business, and "Officer" means any one of them.

        "Parties" means TEM, Portugal Telecom, PT Móveis, the Company and the Further Parties, and "Party" means any one of them.

        "Permitted Transferee" means, in the case of a Group, any Affiliate of said Group.

*
Confidential treatment requested and redacted material has been separately filed with the Commission

        "Person" means any individual, company, corporation, partnership, joint venture, association, joint stock corporation, trust, unincorporated organisation or Government Authority.

        "Portugal" has the meaning set forth in the preamble of this Agreement.

        "Portugal Telecom" has the meaning set forth in the preamble of this Agreement.

        "PT Group" means Portugal Telecom, PT Móveis, the Further Parties in the PT Group and any Permitted Transferee in relation to any of the former, if applicable, in accordance with Section 5.2 of this Agreement.

        "PT Group Put" has the meaning set forth in Section 6.4 of this Agreement.

        "PT Móveis" has the meaning set forth in the preamble of this Agreement.

        "PT Wireless Properties" means the current Interests in all the Wireless Properties, directly or indirectly held by the PT Group and which are listed in Exhibit I to this Agreement, together with any Further Interest in a Wireless Property acquired by the PT Group as set forth in Section 1.6.4 of the Subscription Agreement.

        "Put" has the meaning set forth in Section 5.6 of this Agreement.

        "Receiving Party" has the meaning set forth in Section 10.2(a) of this Agreement.

        "Reduced Shareholder" has the meaning set forth in Section 6.1 of this Agreement.

        "Right of First Refusal" shall have the meaning set forth in Section 5.1 of this Agreement.

        "SCLV" means the Servicio de Compensación y Liquidación de Valores, S.A.

        "Shareholders" means TEM, Portugal Telecom, PT Móveis, the Further Parties and any Permitted Transferee in relation to any of the former, if applicable, in accordance with Section 5.2 of this Agreement, and "Shareholder" means any of them.

        "Shareholders Meeting" means a meeting of the shareholders of the Company held in accordance with the Articles of Association, this Agreement and the Subscription Agreement.

        "Spain" has the meaning set forth in the preamble of this Agreement.

        "Subscription Agreement" has the meaning set forth in the preamble of this Agreement.

        "Subsidiary" means (a) any Person which is under the direct or indirect Control of the Company, (b) any Wireless Property or New Acquisition in which the Company directly or indirectly holds an Interest, (c) each Person in any chain of Persons holding the aforesaid Interest in such Wireless Property or New Acquisition, and (d) any Person which is under the direct or indirect Control of the aforesaid Wireless Property or New Acquisition, including, without limitation, the sub-holding companies and the operating companies that own cellular or wireless licenses within Brazil, listed by each of the TEF Group and the PT Group in Exhibit IV to the Subscription Agreement.

        "Synergies" has the meaning set forth in Section 1.3(b) of this Agreement.

        "Tag-Along Right" has the meaning set forth in Section 5.1 of this Agreement.

        "Tax" or "Taxes" mean all taxes, levies, charges or fees, including income, corporation, advance corporation, gross receipts, transfer, excise, property, sales, use, value-added, license, payroll, pay-as-you-earn, withholding, social security and franchise or other governmental taxes or charges, imposed by the Netherlands, Brazil, Spain or Portugal, or any state, county, local or foreign government, and such term shall include any interest, penalties or additions to tax attributable to such taxes.

        *

*
Confidential treatment requested and redacted material has been separately filed with the Commission

        "TEF Group" means TEM, the Further Parties in the TEF Group and any Permitted Transferee in relation to any of the former, if applicable, in accordance with Section 5.2 of this Agreement.

        "TEF Wireless Properties" means all the current Interests in Wireless Properties, directly or indirectly held by the TEF Group and which are listed in Exhibit IV to the Subscription Agreement, together with (a) any Further Interest in a Wireless Property acquired by the TEF Group as set forth in Section 1.6.4 of this Agreement, and (b) the shares of Telesp Celular Participações, S.A. that the TEF Group will acquire in accordance with Section 1.8 of the Subscription Agreement.

        "Telefónica" means Telefónica S.A., a corporation duly organized, existing and established in accordance with the laws of Spain, with head offices at c/ Gran Via, 28, Madrid, Spain.

        *

        "TEM" has the meaning set forth in the preamble of this Agreement.

        "Third Investment Bank" has the meaning set forth in Section 1.5(b)(iii) of the Subscription Agreement.

        "Third Party" means any prospective purchaser or transferee (other than a Shareholder or a Permitted Transferee) of Company Shares, or pre-emptive rights to Company Shares, in a bona fide, arm?s length transaction.

        "Transfer" means any sale, assignment, transfer (including without limitation by means of a merger, consolidation, amalgamation, spinoff and liquidation) or other form of disposition, whether voluntary or involuntary.

        "Transferring Party" has the meaning set forth in Section 5.1 of this Agreement.

        "Vice-Chairman" has the meaning set forth in Section 2.3(a) of this Agreement.

        "Wireless Business" means wireless and mobile telephone operations currently or hereafter conducted by any Person in Brazil.

        "Wireless Properties" means the TEF Wireless Properties and the PT Wireless Properties and "Wireless Property" means any one of them.

        "Wise Persons" has the meaning set forth in Section 4.2(a) of this Agreement.

*
Confidential treatment requested and redacted material has been separately filed with the Commission

        IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the day and year first above written.

TELEFÓNICA MÓVILES, S.A.
By:

Name:
Title:
By:

Name:
Title:
By:

Name:
Title:
PORTUGAL TELECOM, SGPS, S.A.
By:

Name:
Title:
PT MÓVEIS, SGPS, S.A.
By:

Name:
Title:
BRASILCEL B.V.
By:

Name:
Title:

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